UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

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☐	Soliciting Material under § 240.14a-12

RUTHS HOSPITALITY GROUP, INC

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The 2013 annual meeting of stockholders of Ruth’s Hospitality Group, Inc. (the “Company” or “Ruth’s”) will be held at Mitchell’s Fish Market, Winter Park Village, 460 North Orange Avenue, Suite 122, Winter Park, Florida 32789, on Thursday, May 30, 2013, beginning at 1:00 P.M. local time. At the meeting, the holders of the Company’s outstanding common stock will act on the following matters:

(1)	the election of the six nominees as directors named in the attached proxy statement to serve terms expiring at the annual meeting of stockholders to be held in 2014 and until their successors have been elected and qualified;

(2)	a proposed amendment to the Company’s 2005 Long-Term Equity Incentive Plan;

(3)	the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal 2013; and

(4)	to transact any other business as may properly come before the meeting or any adjournment or postponement thereof.

Stockholders of record at the close of business on April 4, 2013, are entitled to notice of and to vote at the annual meeting and any postponements or adjournments thereof.

Whether or not you expect to be present at the meeting, please vote your shares by following the instructions on the accompanying proxy card or voting instruction card. If your shares are held in the name of a bank, broker or other record holder, their voting procedures should be described on the voting form they send to you. Any person voting by proxy has the power to revoke it at any time prior to its exercise at the meeting in accordance with the procedures described in the accompanying proxy statement.

It is important that your shares are represented at the annual meeting, whether or not you plan to attend. To ensure your shares will be represented, we ask that you vote your shares via the Internet or by telephone, as instructed on the Notice of Internet Availability of Proxy Materials or as instructed on the accompanying proxy. If you received or requested a copy of the proxy card by mail, you may submit your vote by completing, signing, dating and returning the proxy card by mail. We encourage you to vote via the Internet or by telephone. These methods save us significant postage and processing charges. Please vote your shares as soon as possible. This is your annual meeting and your participation is important.

By order of the Board of Directors,

/s/ John F. McDonald, III

John F. McDonald, III
Corporate Secretary

April 19, 2013

1030 W. CANTON AVENUE, SUITE 100

WINTER PARK, FLORIDA 32789

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 30, 2013

PROXY STATEMENT

The Board of Directors of Ruth’s Hospitality Group, Inc. (the “Company” or “Ruth’s”) is soliciting proxies from its stockholders to be used at the annual meeting of stockholders to be held on Thursday, May 30, 2013, beginning at 1:00 P.M., at Mitchell’s Fish Market, Winter Park Village, 460 North Orange Avenue, Suite 122, Winter Park, Florida 32789, and at any postponements or adjournments thereof. This proxy statement contains information related to the annual meeting. This proxy statement, accompanying form of proxy and the Company’s annual report are first being sent or made available to stockholders on or about April 19, 2013.

NOTICE OF ELECTRONIC AVAILABILITY OF PROXY MATERIALS

In accordance with regulations adopted by the Securities and Exchange Commission (the “SEC”), instead of mailing a printed copy of our proxy materials, including our annual report to stockholders, to each stockholder of record, we may now furnish these materials on the Internet unless the stockholder has previously requested to receive these materials by mail or e-mail. On or about April 19, 2013, we mailed to our stockholders who have not previously requested to receive these materials by mail or e-mail a Notice of Internet Availability of Proxy Materials containing instructions on how to access this proxy statement and our annual report and to vote online. The Notice instructs you as to how you may access and review all of the important information contained in the proxy materials. The Notice also instructs you as to how you may submit your proxy on the Internet or by telephone. If you received the Notice by mail, you will not automatically receive a printed copy of our proxy materials or annual report unless you follow the instructions for requesting these materials included in the Notice.

ABOUT THE ANNUAL MEETING

Why did I receive these materials?

Our Board of Directors is soliciting proxies for the 2013 annual meeting of stockholders. You are receiving a proxy statement because you owned shares of our common stock on April 4, 2013 and that entitles you to vote at the meeting. By use of a proxy, you can vote whether or not you attend the meeting. This proxy statement describes the matters on which we would like you to vote and provides information on those matters so that you can make an informed decision.

What information is contained in this proxy statement?

The information in this proxy statement relates to the proposals to be voted on at the annual meeting, the voting process, our Board and Board committees, the compensation of directors and executive officers and other information that the SEC requires us to provide annually to our stockholders.

If I previously signed up to receive stockholder materials, including proxy statements and annual reports, by mail and wish to access these materials via the Internet or via electronic delivery in the future, what should I do?

If you have previously signed up to receive stockholder materials, including proxy statements and annual reports, by mail, you may choose to receive these materials by accessing the Internet or via electronic delivery in the future, which can help us achieve a substantial reduction in our printing and mailing costs. If you choose to receive your proxy materials by accessing the Internet, then before next year’s annual meeting, you will receive a Notice of Internet Availability of Proxy Materials when the proxy materials and annual report are available over the Internet. If you choose instead to receive your proxy materials via electronic delivery, you will receive an email containing the proxy materials.

If your shares are registered in your own name (instead of through a broker or other nominee), sign up to receive proxy materials in the future by accessing the Internet or via electronic delivery by visiting the following website: www.proxyvote.com.

Your election to receive your proxy materials by accessing the Internet or by electronic delivery will remain in effect for all future stockholder meetings unless you revoke it before the meeting by following the instructions on the Notice of Internet Availability of Proxy Materials or by calling or sending a written request addressed to:

Ruth’s Hospitality Group, Inc.

Attn: John F. McDonald, III

1030 W. Canton Avenue, Suite 100

Winter Park, Florida 32789

(407) 333-7440

If you hold your shares in an account at a brokerage firm or bank participating in a “street name” program, you can sign up for electronic delivery of proxy materials in the future by contacting your broker.

How can I obtain paper copies of the proxy materials, 10-K and other financial information?

Stockholders can access the 2013 proxy statement, Form 10-K and our other filings with the SEC as well as our corporate governance and other related information on the Investor Relations page of our website at www.rhgi.com.

If you elected to receive our stockholder materials via the Internet or via electronic delivery, you may request paper copies by written request addressed to:

Ruth’s Hospitality Group, Inc.

Attn: John F. McDonald, III

1030 W. Canton Avenue, Suite 100

Winter Park, Florida 32789

(407) 333-7440

We will also furnish any exhibit to the 2012 Form 10-K if specifically requested.

Who is entitled to vote at the meeting?

Holders of common stock, as of the close of business on the record date, April 4, 2013, will receive notice of, and be eligible to vote at, the annual meeting and at any adjournment or postponement of the annual meeting. At the close of business on the record date, we had outstanding and entitled to vote 35,823,574 shares of common stock.

How many votes do I have?

Each outstanding share of our common stock you owned as of the record date will be entitled to one vote for each matter considered at the meeting. There is no cumulative voting.

Who can attend the meeting?

Only persons with evidence of stock ownership as of the record date or who are invited guests of the Company may attend and be admitted to the annual meeting of the stockholders. Stockholders with evidence of stock ownership as of the record date may be accompanied by one guest. Photo identification will be required (a valid driver’s license, state identification or passport). If a stockholder’s shares are registered in the name of a broker, trust, bank or other nominee, the stockholder must bring a proxy or a letter from that broker, trust, bank or other nominee or their most recent brokerage account statement that confirms that the stockholder was a beneficial owner of shares of stock of the Company as of the record date. Since seating is limited, admission to the meeting will be on a first-come, first-served basis. Registration will begin at 12:00 noon, and seating will begin at 12:30 P.M.

Cameras (including cell phones with photographic capabilities), recording devices and other electronic devices will not be permitted at the meeting.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date will constitute a quorum, permitting the conduct of business at the meeting.

Proxies received but marked as abstentions and broker non-votes, if any, will be included in the calculation of the number of votes considered to be present at the meeting for the purposes of a quorum.

How do I vote?

If you are a holder of record (that is, your shares are registered in your own name with our transfer agent), you can vote either in person at the annual meeting or by proxy without attending the annual meeting. We urge you to vote by proxy even if you plan to attend the annual meeting so that we will know as soon as possible that enough votes will be present for us to hold the meeting. If you attend the meeting in person, you may vote at the meeting and your proxy will not be counted. You can vote by proxy by any of the following methods.

Our Board of Directors has designated Michael P. O’Donnell and Arne G. Haak, and each or any of them, as proxies to vote the shares of common stock solicited on its behalf.

Voting by Telephone or Through the Internet. If you are a registered stockholder (that is, if you own shares in your own name and not through a broker, bank or other nominee that holds shares for your account in a “street name” capacity), you may vote by proxy by using either the telephone or Internet methods of voting. Proxies submitted by telephone or through the Internet must be received by May 29, 2013. Please see the Notice of Internet Availability or proxy card for instructions on how to access the telephone and Internet voting systems.

Voting by Proxy Card. Each stockholder electing to receive stockholder materials by mail may vote by proxy by using the accompanying proxy card. When you return a proxy card that is properly signed and completed, the shares represented by your proxy will be voted as you specify on the proxy card.

If you hold your shares in “street name,” you must either direct the bank, broker or other record holder of your shares as to how to vote your shares, or obtain a proxy from the bank, broker or other record holder to vote at the meeting. Please refer to the voter instruction cards used by your bank, broker or other record holder for specific instructions on methods of voting, including by telephone or using the Internet.

Your shares will be voted as you indicate. If you return the proxy card but you do not indicate your voting preferences, then your shares will not be voted on any proposal other than the ratification of our auditors and the individuals designated as proxies will vote your shares FOR the ratification of our auditors. Our Board and management do not intend to present any matters at this time at the annual meeting other than those outlined in the notice of the annual meeting. Should any other matter requiring a vote of stockholders arise, stockholders returning the proxy card confer upon the individuals designated as proxies discretionary authority to vote the shares represented by such proxy on any such other matter in accordance with their best judgment.

Can I change my vote?

Yes. If you are a stockholder of record, you may revoke or change your vote at any time before the proxy is exercised by filing a notice of revocation with the secretary of the Company, mailing a proxy bearing a later date, submitting your proxy again by telephone or over the Internet or by attending the annual meeting and voting in person. For shares you hold beneficially in “street name,” you may change your vote by submitting new voting instructions to your broker, bank or other nominee or, if you have obtained a legal proxy from your broker, bank or other nominee giving you the right to vote your shares, by attending the meeting and voting in person. In either case, the powers of the proxy holders will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

How are we soliciting this proxy?

We are soliciting this proxy on behalf of our Board of Directors and will pay all expenses associated with this solicitation. In addition to mailing these proxy materials, certain of our officers and other employees may, without compensation other than their regular compensation, solicit proxies through further mailing or personal conversations, or by telephone, facsimile or other electronic means. We will also, upon request, reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their reasonable out-of-pocket expenses for forwarding proxy materials to the beneficial owners of our stock and to obtain proxies.

Will stockholders be asked to vote on any other matters?

To our knowledge, stockholders will vote only on the matters described in this proxy statement. However, if any other matters properly come before the meeting, the individuals designated as proxies for stockholders will vote on those matters in the manner they consider appropriate.

What vote is required to approve each item?

Directors are elected by a plurality of the votes cast at the meeting, which means that the six nominees who receive the highest number of properly executed votes will be elected as directors, even if those nominees do not receive a majority of the votes cast. A properly executed proxy marked “withhold authority” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

The ratification of the appointment of KPMG LLP to serve as the Company’s independent auditors for fiscal 2013 and the amendment to the Company’s 2005 Long-Term Equity Incentive Plan require the affirmative vote of the majority of the votes present, in person or by proxy, and entitled to vote at the meeting.

How are votes counted?

In the election of directors, you may vote “FOR” all or some of the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees. You may not cumulate your votes for the election of directors.

For proposals other than the election of directors, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions are considered to be present and entitled to vote at the meeting and, therefore, will have the effect of a vote against the matter.

If you hold your shares in street name, the Company has supplied copies of its proxy materials for its 2013 annual meeting of stockholders to the broker, bank or other nominee holding your shares of record and they have the responsibility to send these proxy materials to you. Your broker, bank or other nominee is permitted to vote your shares on the appointment of KPMG LLP as our independent auditor without receiving voting instructions from you. In contrast, the election of directors and the proposed amendment to the 2005 Long-Term Equity Incentive Plan are “non-discretionary” items. This means brokerage firms that have not received voting instructions from their clients on the election of directors may not vote on such proposals. These so-called “broker non-votes” will be included in the calculation of the number of votes considered to be present at the meeting for purposes of determining a quorum, but will not be considered in determining the number of votes necessary for approval and will have no effect on the outcome of the vote for directors or the vote for the proposed amendment to the 2005 Long-Term Equity Incentive Plan.

What happens if a nominee for director declines or is unable to accept election?

If any nominee should become unavailable, which is not anticipated, the persons voting the accompanying proxy may vote for a substitute nominee designated by our Board or our Board may reduce the number of directors.

What should I do if I receive more than one set of voting materials?

You may receive more than one set of voting materials, including multiple copies of this proxy statement, proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please vote your shares applicable to each proxy card and voting instruction card that you receive.

Where can I find the voting results of the annual meeting?

The Company intends to announce the preliminary voting results at the annual meeting and publish the final results in a Form 8-K within four business days following the annual meeting.

PRINCIPAL STOCKHOLDERS

The following table sets forth information known to the Company regarding beneficial ownership of the Company’s common stock, as of March 31, 2013, by each person known by the Company to own more than 5% of our common stock, each director and each of the executive officers identified in the Summary Compensation Table and by all of its directors and executive officers as a group (ten persons). The table lists the number of shares and percentage of shares beneficially owned based on 35,823,574 shares of common stock outstanding as of March 31, 2013. Information in the table is derived from SEC filings made by such persons on Schedule 13G and/or under Section 16(a) of the Securities Exchange Act of 1934, as amended, and other information received by the Company. Except as indicated in the footnotes to this table, and subject to applicable community property laws, the persons or entities named have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them.

Name of Beneficial Owner	Number of Shares Beneficially Owned(1)	Percent of Class
Principal Stockholders:
First Manhattan Co.(2)	2,553,935	7.1%
FMR LLC(3)	3,996,113	11.2%
MFP Partners, L.P.(4)	2,193,267	6.1%
BlackRock, Inc.(5)	2,181,933	6.1%

Directors, excluding Chief Executive Officer
Robin P. Selati(6)	25,624	*
Bannus B. Hudson(7)	101,919	*
Alan Vituli(8)	10,844	*
Carla R. Cooper(9)	64,447	*
Robert S. Merritt(10)	42,954	*

Named Executive Officers
Peter J. Beaudrault(11)	64,686	*
Arne Haak(12)	166,845	*
Cheryl Henry(13)	132,440	*
Michael P. O’Donnell(14)	1,186,936	3.3%
Kevin W. Toomy(15)	218,397	*
All directors and executive officers as a group (ten persons)	2,014,167	5.6%

*	Less than one percent
(1)	Unless otherwise indicated and subject to community property laws where applicable, the individuals and entities named in the table above have sole voting and investment power with respect to all shares of our stock shown as beneficially owned by them. Beneficial ownership and percentage ownership are determined in accordance with the rules of the SEC. In calculating the number of shares beneficially owned by an individual or entity and the percentage ownership of that individual or entity, shares underlying options and warrants held by that individual or entity that are either currently exercisable or exercisable within 60 days from March 31, 2013 are deemed outstanding. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other individual or entity. The amounts also include unvested shares of restricted stock for certain executive officers and directors, as specified in the applicable footnotes. The business address of each of our named executive officers and directors is 1030 W. Canton Avenue, Suite 100, Winter Park, Florida 32789.
(2)

The information provided in the table and the information below reflects information reported by the stockholder on Schedule 13G/A filed on February 15, 2013 by First Manhattan Co., which reported the shared power to vote 2,289,787 shares and the shared power to dispose of 2,553,935 shares. The business address is 437 Madison Avenue, New York, NY 10022.

(3)	The information provided in the table and the information below reflects information reported by the stockholder on Schedule 13G/A filed by FMR LLC on February 14, 2013 on which FMR LLC reported sole dispositive power over 3,996,113 shares and sole voting power over 72,360 shares. Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 3,923,753 shares as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. The ownership of one investment company, Fidelity Low-Priced Stock Fund, amounted to 2,250,000 shares. Edward C. Johnson 3d and FMR LLC, through its control of Fidelity, and the funds each has sole power to dispose of the 3,923,753 shares owned by the Funds. Neither FMR LLC nor Edward C. Johnson 3d, Chairman of FMR LLC, has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees. Pyramis Global Advisors Trust Company (“PGATC”), an indirect wholly-owned subsidiary of FMR LLC and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, is the beneficial owner of 72,360 shares or 0.204% of the outstanding Common Stock of the Ruth’s Hospitality Group Inc as a result of its serving as investment manager of institutional accounts owning such shares. Edward C. Johnson 3d and FMR LLC, through its control of Pyramis Global Advisors Trust Company, each has sole dispositive power over 72,360 shares and sole power to vote or to direct the voting of 72,360 shares of Common Stock owned by the institutional accounts managed by PGATC. The business address for the entities is 82 Devonshire Street, Boston, Massachusetts 02109, except for PGATC which is located at 900 Salem Street, Smithfield, Rhode Island 02917.
(4)	The information provided in the table and the information below reflects information reported on Schedule 13G/A dated February 14, 2013 filed by MFP Investors LLC, MFP Partners, L.P. and Michael F. Price. MFP Partners, L.P. has the shared power to vote 2,174,783 shares. As the general partner of MFP Partners, L.P., MFP Investors LLC is deemed to own 2,174,783 shares. Michael F. Price has the sole power to vote 18,484 shares, and as the Managing Member of MFP Investors LLC, is deemed to have the shared power to vote 2,174,783 shares. The business address for the entities is 667 Madison Ave, 25th Floor, New York, New York 10065.
(5)	The information provided in the table and the information below reflects information reported on Schedule 13G/A dated February 5, 2013 filed by BlackRock, Inc., which has sole voting and dispositive power over the shares of common stock. The following affiliates of BlackRock, Inc. are included in the filing: BlackRock Advisors, LLC, BlackRock Investment Management, LLC, BlackRock Asset Management Australia Limited, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Advisors (UK) Limited, BlackRock Fund Advisors and BlackRock Institutional Trust Company, N.A.. The business address for the entities is 40 East 52nd Street, New York, New York 10022.
(6)	Includes 13,672 shares of restricted stock that vest pro rata on an annual basis over a three-year period which began on July 25, 2012 and 8,333 shares of restricted stock that vest pro rata on an annual basis over a three-year period which began on March 14, 2013.
(7)	Includes 35,000 shares of restricted stock that vest pro rata on an annual basis over a three-year period which began on May 25, 2010, 2,435 shares of restricted stock that vest pro rata on an annual basis over a three-year period which began on July 25, 2012, 1,484 shares of restricted stock that vest pro rata on an annual basis over a three-year period which began on March 14, 2013 and 46,000 shares of common stock issuable upon exercise of options exercisable within 60 days of March 31, 2013.
(8)	Includes 2,435 shares of restricted stock that vest pro rata on an annual basis over a three-year period which began on July 25, 2012, 1,484 shares of restricted stock that vest pro rata on an annual basis over a three-year period which began on March 14, 2013 and 6,000 shares of common stock issuable upon exercise of options exercisable within 60 days of March 31, 2013. Does not include shares held by The Vituli Family Trust.
(9)	Includes 35,000 shares of restricted stock that vest pro rata on an annual basis over a three-year period which began on May 25, 2010, 2,435 shares of restricted stock that vest pro rata on an annual basis over a three-year period which began on July 25, 2012, 1,484 shares of restricted stock that vest pro rata on an annual basis over a three-year period which began on March 14, 2013 and 6,000 shares of common stock issuable upon exercise of options exercisable within 60 days of March 31, 2013.

(10)	Includes 35,000 shares of restricted stock that vest pro rata on an annual basis over a three-year period which began on May 25, 2010, 4,942 shares of restricted stock that vest pro rata on an annual basis over a three-year period which began on July 25, 2012 and 3,012 shares of restricted stock that vest pro rata on an annual basis over a three-year period which began on March 14, 2013.
(11)	Includes 50,000 shares of restricted stock that vest pro rata on an annual basis over a three-year period which began on April 26, 2012, 3,617 shares of restricted stock that vest pro rata on an annual basis over a three-year period which began on July 25, 2012, 2,205 shares of restricted stock that vest pro rata on an annual basis over a three-year period which began on March 14, 2013 and 8,864 shares of restricted stock that vest upon completion of a two-year cliff vesting period on March 14, 2015.
(12)	Includes 100,000 shares of restricted stock that vest upon completion of a three-year cliff vesting period on August 8, 2014, 26,331 shares of restricted stock that vest pro rata on an annual basis over a three-year period which began on July 25, 2012, 16,049 shares of restricted stock that vest pro rata on an annual basis over a three-year period which began on March 14, 2013 and 24,465 shares of restricted stock that vest upon completion of a two-year cliff vesting period on March 14, 2015.
(13)	Includes 35,000 shares of restricted stock that vest upon completion of a three-year cliff vesting period on May 25, 2013, 20,000 shares of restricted stock that vest upon completion of a three-year cliff vesting period on October 18, 2013, 12,084 shares of restricted stock that vest pro rata on an annual basis over a three-year period which began on July 25, 2012, 7,366 shares of restricted stock that vest pro rata on an annual basis over a three-year period which began on March 14, 2013, 11,913 shares of restricted stock that vest upon completion of a two-year cliff vesting period on March 14, 2015 and 21,077 options exercisable within 60 days of March 31, 2013.
(14)	Includes 275,000 shares of restricted stock that vest upon completion of a three-year cliff vesting period on May 25, 2013, 71,607 shares of restricted stock that vest pro rata on an annual basis over a three-year period which began on July 25, 2012, 43,646 shares of restricted stock that vest pro rata on an annual basis over a three-year period which began on March 14, 2013, 86,514 shares of restricted stock that vest upon completion of a two-year cliff vesting period on March 14, 2015 and 640,000 shares of common stock issuable upon exercise of options exercisable within 60 days of March 31, 2013.
(15)	Includes 80,000 shares of restricted stock that vest upon completion of a three-year cliff vesting period on May 25, 2013, 25,000 shares of restricted stock that vest upon completion of a three-year cliff vesting on January 25, 2014, 4,200 shares of restricted stock that vest pro rata on an annual basis over a three-year period which began on July 25, 2012, 2,560 shares of restricted stock that vest pro rata on an annual basis over a three-year period which began on March 14, 2013, 10,637 shares of restricted stock that vest upon completion of a two-year cliff vesting period on March 14, 2015 and 96,000 shares of common stock issuable upon exercise of options exercisable within 60 days of March 31, 2013.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires that our executive officers, directors and greater than 10% stockholders file reports of ownership and changes of ownership of common stock with the SEC and the NASDAQ Global Select Market. Based on a review of the SEC filed ownership reports during fiscal 2012, the Company believes that all Section 16(a) filing requirements were met during the fiscal year ended December 30, 2012, except for a late Form 4 filed by Alan Vituli in April 2013.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

General

The Company’s amended and restated Certificate of Incorporation provides that the number of directors shall be fixed from time to time by resolution adopted by the affirmative vote of a majority of the total number of directors then in office. The number of authorized directors as of the date of this proxy statement is six. Our Board currently is composed of six directors, with each director serving until the next annual meeting or until his or her successor is elected. The six candidates nominated by our Board for election as directors at the 2013 annual meeting of stockholders are also identified below, each of whom is currently a member of our Board. In March 2012, Mr. Stephen Sherrill resigned from our Board in connection with the purchase by the Company of the Preferred Stock owned by Bruckmann, Rosser, Sherrill & Co., Inc. (“BRS”).

All of the nominees have indicated to the Company that they will be available to serve as directors. If any nominee named herein for election as a director should, for any reason, become unavailable to serve prior to the annual meeting, our Board may, prior to the annual meeting, (i) reduce the size of our Board to eliminate the position for which that person was nominated, (ii) nominate a new candidate in place of such person or (iii) leave the position vacant to be filled at a later time. The information presented below for the nominees has been furnished to the Company by the nominees.

Director Nominees for Election by Our Stockholders

The following paragraphs provide biographies of each of the candidates nominated by our Board for election by our stockholders. These biographies contain information regarding the nominee’s service as a director, business experience, director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications or skills that caused our Nominating and Corporate Governance Committee and our Board to determine that the person should serve as one of our directors.

Michael P. O’Donnell

Mr. O’Donnell, age 57, has served as a director and as the Company’s President and Chief Executive Officer since August 2008 and as Chairman of our Board since October 2010. Mr. O’Donnell has spent more than 25 years in the restaurant industry, having been most recently Chairman of the Board of Directors, President and Chief Executive Officer of Champps Entertainment, Inc. from March 2005 until the company was sold in 2007. Prior to that, Mr. O’Donnell served in several leadership positions in the restaurant industry, including President and Chief Executive Officer of New Business and President of Roy’s for Outback Steakhouse, Inc., President and Chief Operating Officer of Miller’s Ale House, Chairman, President and Chief Executive Officer of Ground Round Restaurants, Inc. and key operation positions with T.G.I. Friday’s and Pizza Hut. Mr. O’Donnell currently serves as a director with Cosi, Inc. and Logan’s Roadhouse and as a member of the Rollins College Board of Trustees. During the previous five years, Mr. O’Donnell also served as a director of Sbarro, Inc. In addition to his leadership skills, Mr. O’Donnell has extensive experience with other restaurant companies and is very knowledgeable of the restaurant industry.

Robin P. Selati

Mr. Selati, age 47, has served as a member of our Board of Directors since September 1999, and served as Chairman of our Board of Directors from April 2005 to September 2006 and from April 2008 to October 2010. Mr. Selati is a Managing Director of Madison Dearborn Partners, LLC (“Madison Dearborn”) and joined the firm in 1993. Before 1993, Mr. Selati was with Alex. Brown & Sons Incorporated. Mr. Selati currently serves on the Board of Directors of CDW Corporation, The Yankee Candle Company, Inc. and Things Remembered, Inc. During the previous five years, Mr. Selati also served as a director for B.F. Bolthouse Holdco LLC, Tuesday

Morning Corporation, Carrols Restaurant Group, Inc., Pierre Holding Corporation, Family Christian Stores, Inc., NWL Holdings, Inc. and Cinemark, Inc. Mr. Selati is very knowledgeable of the capital markets, public company strategies and executive compensation.

Carla R. Cooper

Ms. Cooper, age 62, has served as a member of our Board of Directors since December 2003. Ms. Cooper is President and Chief Executive Officer of Daymon Worldwide. Ms. Cooper served as Senior Vice President of Quaker, Tropicana and Gatorade Sales for PepsiCo, Inc. from November 2003 to August 2009. From February 2001 to October 2003, Ms. Cooper served as President of Kellogg Company’s Natural and Frozen Foods Division. From February 2000 to February 2001, Ms. Cooper was Senior Vice President and General Manager of Foodservice for Kellogg Company. From June 1988 to November 2000, Ms. Cooper was employed in various positions with Coca-Cola USA, including as Vice President, Customer Marketing. Ms. Cooper has extensive experience in sales, marketing and franchising in the food industry and has insight into vendor relationships.

Bannus B. Hudson

Mr. Hudson, age 67, was elected to our Board of Directors in June 2005. Mr. Hudson served as Chairman of the Board of Beverages & More, Inc. from November 1998 to February 2007. From October 1997 to February 2007, Mr. Hudson served as President and Chief Executive Officer of Beverages & More, Inc. Mr. Hudson has leadership experience in food companies and is very knowledgeable of human resource management.

Robert S. Merritt

Mr. Merritt, age 61, has served as a member of our Board of Directors since October 2009. Since June 2012, Mr. Merritt has served as President and Chief Executive Officer of Benjamin Moore & Co. From October 2005 to March 2010, Mr. Merritt served on of the Board of Directors for Cosi, Inc., a NASDAQ-listed restaurant company, and served as Chairman of the Board of Directors for Cosi, Inc. from November 2008 to March 2010. From March 2007 to September 2007, Mr. Merritt served as Cosi, Inc.’s Interim Chief Executive Officer and President, while continuing to serve as a director. In 2005, Mr. Merritt retired from Outback Steakhouse, Inc., where he served as Senior Vice President of Finance, Chief Financial Officer, Treasurer and Secretary since February 1991, and served as Vice President and Chief Financial Officer from January 1990 to February 1991. Mr. Merritt also served as a director for Outback Steakhouse, Inc. and each of its subsidiaries and affiliates from 1992 to 2005. From 1988 to 1989, he served as Executive Vice President of Administration and Chief Financial Officer of JB’s Restaurants, Inc., a restaurant operator. From 1985 to 1988, he was Vice President of Finance for JB’s Restaurants. From 1981 to 1985, Mr. Merritt was employed by Vie de France Corporation, a restaurant and specialty baking company, as Vice President of Finance and Accounting and Chief Financial Officer. Mr. Merritt has knowledge and experience in accounting as well as restaurant finances, and extensive leadership experience with public restaurant companies.

Alan Vituli

Mr. Vituli, age 71, has served as a member of our Board of Directors since December 2003. Mr. Vituli previously served as Chairman of the Board of Directors of Carrols Restaurant Group, Inc. and as Chief Executive Officer of Carrols Holdings Corporation from 1992 though his retirement in December 2011. Between 1983 and 1985, Mr. Vituli was employed by Smith Barney, Harris Upham & Co., Inc., as Senior Vice President responsible for real estate transactions. From 1966 until joining Smith Barney, Mr. Vituli was associated with the accounting firm of Coopers & Lybrand, first as an employee and then for 10 years as a partner. Among the positions held by Mr. Vituli at Coopers & Lybrand was National Director of Mergers and Acquisitions. Before joining Coopers & Lybrand, Mr. Vituli was employed in a family-owned restaurant business. From 1993 through 1998, Mr. Vituli served on the board of directors of Pollo Tropical, Inc. Mr. Vituli has extensive accounting expertise and experience in the restaurant industry as well as executive leadership skills.

Our Board of Directors recommends a vote FOR the election of each of the six candidates nominated for director by our Board listed above.

PROPOSAL NO. 2

PROPOSED AMENDMENT TO THE 2005 LONG-TERM EQUITY INCENTIVE PLAN

Our Board of Directors has unanimously approved and recommends that our stockholders vote “FOR” the proposal to amend and restate the Ruth’s Hospitality Group, Inc. Amended and Restated 2005 Long-Term Equity Incentive Plan (the “Plan”) to increase the number of shares covered by the Plan by 2,000,000 shares to 5,862,500 shares, extend the expiration date of the Plan from August 8, 2015 to May 30, 2018 and approve the material terms of performance goals under the Plan.

General

Our Board of Directors adopted the Plan in August 2005 in connection with the initial public offering. In May 2008, our Board and our stockholders adopted an amendment to the Plan to increase the maximum number of shares of common stock available for award by 1,500,000, totaling 3,862,500 shares.

Our Board has recently adopted, subject to stockholder approval, an amendment to the Plan to (i) increase the maximum number of shares of common stock available for award by 2,000,000 shares, totaling 5,862,500 shares, (ii) extend the expiration date of the Plan from August 8, 2015 to May 30, 2018 and (iii) approve the material terms of performance goals under the Plan. Our Board believes that this amendment is desirable in order for the Company to be able to continue to attract and provide incentives to directors, officers and other employees.

As of March 31, 2013, there were 255,840 shares available for issuance under the Plan. Also as of March 31, 2013, there were 1,408,910 stock options outstanding in aggregate (weighted average exercise price of $8.05 and weighted average remaining term of 4.93 years), and 1,264,474 unvested full-value awards outstanding in aggregate.

Rationale for and Possible Effects of Proposed Amendments

We believe that the ability to grant options, restricted stock and other stock-based incentive compensation improves our ability to attract and retain qualified personnel. To align the interests of our officers, directors and employees with those of our stockholders, the Company needs to be able to have a sufficient pool of stock-based and performance-based incentives, commensurate with our growth, to attract and motivate key personnel. There are approximately 5,700 persons eligible to participate in the Plan and we need additional shares available to grant in order to keep up with our growing employee base. Authorizing the additional shares under the Plan may cause dilution to our current stockholders.

Extending the expiration date of the Plan from August 8, 2015 to May 30, 2018, along with the additional shares available for issuance under the Plan, will allow us to utilize the Plan for a number of years.

It is the judgment of our Board of Directors that approval of the proposed amendments to the Plan is in the best interest of our Company and our stockholders.

Securities Authorized for Issuance under Equity Compensation Plans

The following table summarizes the number of stock options issued and shares of restricted stock granted, net of forfeitures and sales, the weighted-average exercise price of such stock options and the number of securities remaining to be issued under all outstanding equity compensation plans as of December 30, 2012:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plan (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by stockholders:
2000 Stock Option Plan	25,091	$0.48	—
2005 Long-Term Equity Incentive Plan(1)	2,475,145	$6.77	496,944
Equity compensation plans not approved by stockholders	—	—	—
Total	2,500,236	$6.71	496,944

(1)	Does not reflect shares awarded in fiscal 2013. As of March 31, 2013, there were only 255,840 shares available under the 2005 Long-Term Equity Incentive Plan.

Description of the Plan

The following is a summary of the material terms of the Plan, but does not include all of the provisions of the Plan. For further information about the Plan, please refer to a copy of the Plan and its proposed amendment which we have filed as Appendix A to this proxy statement.

Eligibility

Our directors (including non-employee directors), officers (including non-employee officers) and employees, as well as other individuals performing services for us, are eligible to receive grants under the Plan (including participants located outside the United States). Incentive stock options may only be granted to our employees. In each case, our Compensation Committee will select the actual grantees. As of March 31, 2013, approximately 5,700 persons are eligible to receive grants under the Plan.

Share Limits

The maximum number of shares of our common stock that may be granted under the Plan during any fiscal year to any non-employee director is 500,000 shares. To the extent required for rewards to qualify as “performance-based compensation,” the maximum number of shares of our common stock subject to any award which may be granted under the Plan during any fiscal year to any participant is 500,000 shares per type of award, provided that the maximum number of shares for all types of awards shall not exceed 500,000 shares during any fiscal year. However, there are no individual share limitations applicable to participants on awards (other than stock options) for which the grant, vesting or payment (as applicable) of any such award is not subject to the attainment of performance goals.

Stock Options

Under the Plan, our Compensation Committee may award grants of incentive stock options conforming to the provisions of Section 422 of the Internal Revenue Code, and other non-qualified stock options. Our Compensation Committee may not, however, award to any one person in any calendar year options to purchase more than 500,000 shares of common stock, and it may not award incentive stock options first exercisable by any individual in any calendar year whose underlying shares have a fair market value greater than $100,000, determined at the time of grant.

The exercise price of an option granted under the Plan may not be less than 100% of the fair market value of a share of common stock on the date of grant, and the exercise price of an incentive stock option awarded to a person who owns stock constituting more than 10% of the Company’s voting power may not be less than 110% of such fair market value on such date.

Unless our Compensation Committee determines otherwise, the exercise price of any option may be paid in any or in any combination of the following ways:

•	in cash;

•	by delivery of shares of common stock with a fair market value on the date of exercise equal to the exercise price, and/or

•	by simultaneous sale through a broker of shares of common stock acquired upon exercise.

Our Compensation Committee determines the term of each option in its discretion. However, no term may exceed ten years from the date of grant or, in the case of an incentive stock option granted to a person who owns stock constituting more than 10% of the voting power of the Company, five years from the date of grant. In addition, all options under the Plan, whether or not then exercisable, generally cease vesting when a grantee ceases to be a director, officer or employee of, or to otherwise perform services for, us. Options generally expire 30 days after the date of cessation of service, so long as the grantee does not compete with us during that 30-day period without our permission.

There are, however, exceptions depending upon the circumstances of cessation. In the case of a grantee’s death or disability, a number of options equal to the sum of (1) the number of options that were exercisable on the date of the grantee’s death or disability and (2) the number of options that would become exercisable within one year after the date of the grantee’s death or disability, will become fully vested and exercisable and remain so for up to 180 days after the date of death or disability (but in no event after the expiration date of the options), provided the grantee does not compete with us during that 180-day period without our written permission. In the event of retirement, a grantee’s vested options will remain exercisable for up to 90 days after the date of retirement, while his or her unvested options may become fully vested and exercisable in whole or in part in the discretion of our Compensation Committee. In each of the foregoing circumstances, our Board or Compensation Committee may elect to further extend the applicable exercise period in its discretion. Upon termination for cause, all options will terminate immediately. If we undergo a change in control, our Compensation Committee may provide that the options become exercisable and that such options may terminate if not exercised on the date of the change in control, and if a grantee is terminated from service other than for cause within one year thereafter, all options will become fully vested and exercisable and remain so for up to one year after the date of termination, but in no event after the expiration date of the options.

Restricted Stock

Under the Plan, our Compensation Committee may award restricted stock subject to the conditions and restrictions, and for the duration, which will generally be at least six months (and which shall be at least three years in order for shares to avoid being classified as “Excluded Shares,” which cannot constitute more than 10% of the shares authorized for issuance under the Plan), that it determines in its discretion. Unless our Compensation Committee determines otherwise, all restrictions on a grantee’s restricted stock will lapse when the grantee ceases to be a director, officer or employee of, or to otherwise perform services for, the Company, if the cessation occurs due to a termination within one year after a change in control of the Company. In addition, unless our Compensation Committee determines otherwise, if a grantee ceases to be a director, officer or employee of, or to otherwise perform services for us due to death or disability during any period of restriction, in addition to the grantee’s restricted stock in which restrictions have already lapsed, restrictions will lapse on all shares of restricted stock for which restrictions would have lapsed within one year following the date of death or disability. If termination of employment or service occurs for any other reason, all of a grantee’s restricted stock as to which the applicable restrictions have not lapsed will be forfeited immediately. If we undergo a change in control and a grantee is terminated from service other than for cause within one year thereafter, restrictions will lapse on all the grantee’s shares of restricted stock.

Restricted Stock Units; Deferred Stock Units

Under the Plan, our Compensation Committee may award restricted stock units subject to conditions and restrictions, and for the duration, which will generally be at least six months (and which shall be at least three years in order for shares to avoid being classified as “Excluded Shares,” which cannot constitute more than 10% of the shares authorized for issuance under the Plan), that it determines in its discretion. Each restricted stock unit is equivalent in value to one share of common stock and entitles the grantee to receive one share of common stock for each restricted stock unit at the end of the applicable restricted stock unit’s vesting period. Unless our Compensation Committee determines otherwise, all restrictions on a grantee’s restricted stock units will lapse when the grantee ceases to be a director, officer or employee of, or otherwise perform services for, the Company, if the cessation occurs due to a termination from service other than for cause within one year after a change in control of the Company or due to death, disability or retirement. If termination of employment or service occurs for any other reason, all of a grantee’s restricted stock units as to which the applicable restrictions have not lapsed will be forfeited immediately.

Except as otherwise provided by our Compensation Committee, prior to the later of (1) the close of the tax year preceding the year in which restricted stock units are granted or (2) 30 days of first becoming eligible to participate in the plan (or, if earlier, the last day of the tax year in which the participant first becomes eligible to participate in the plan) and on or prior to the date the restricted stock units are granted, a grantee may elect to defer the receipt of all or a portion of the shares due with respect to the restricted stock units and convert such restricted stock units into deferred stock units by written notice. Subject to specified exceptions, the grantee will receive shares in respect of such deferred stock units at the end of the deferral period.

Performance Awards

Under the Plan, our Compensation Committee may grant performance awards contingent upon achievement by the Company or specified business units of set goals and objectives regarding specified performance criteria as designated by our Compensation Committee; provided that any shares issued or issuable under performance awards with restrictions that have a duration of less than one year will be classified as “Excluded Shares,” which cannot constitute more than 10% of the shares authorized for issuance under the Plan. Performance awards may include specific dollar-value target awards, performance units, the value of which is established by our Compensation Committee at the time of grant, and/or performance shares, the value of which is equal to the fair market value of a share of common stock on the date of grant. The value of a performance award may be fixed or fluctuate on the basis of specified performance criteria. A performance award may be paid out in cash and/or shares of our common stock or other securities.

Under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), we are generally prohibited from deducting compensation in excess of $1 million per year paid to our “covered employees.” Covered employees are defined as the chief executive officer and the three other most highly compensated named executive officers (excluding the chief financial officer). Compensation that qualifies as “performance-based” is excluded for purposes of calculating the amount of compensation subject to the $1 million limit. One of the requirements that must be satisfied to qualify as “performance-based” compensation under Section 162(m) of the Code is that the material terms of the performance goals under which compensation may be paid must be disclosed to and approved by our stockholders. Such performance goals must be reapproved by our stockholders once every five years or, if earlier, following a change of the material terms of the performance goals by the Committee. Thus, in addition to approving the amendment, our stockholders are being asked to reapprove the material terms of the performance goals under the Plan. Stockholder approval of the performance goals under the Plan will provide additional flexibility to grant awards under the Plan that qualify as “performance-based” compensation under Section 162(m) of the Code. Notwithstanding the foregoing, we retain the ability to grant awards under the Plan that do not qualify as “performance-based” compensation under Section 162(m) of the Code.

The performance criteria for any award that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code shall be based on the attainment of certain target levels of, or a specified increase or decrease (as applicable) in one or more of the following performance goals specified by the Compensation Committee, applied to either the Company on a consolidated basis and/or for specified business units of the Company (except with respect to the total stockholder return and earnings per share criteria): (a) earnings per share; (b) operating income; (c) gross income; (d) net income (before or after taxes); (e) cash flow; (f) gross profit; (g) gross profit return on investment; (h) gross margin return on investment; (i) gross margin; (j) operating margin; (k) working capital; (l) earnings before interest and taxes; (m) earnings before interest, tax, depreciation and amortization; (n) return on equity; (o) return on assets; (p) return on capital; (q) return on invested capital; (r) net revenues; (s) gross revenues; (t) revenue growth; (u) annual recurring revenues; (v) recurring revenues; (w) license revenues; (x) sales or market share; (y) total stockholder return; (z) economic value added; (aa) specified objectives with regard to limiting the level of increase in all or a portion of the our bank debt or other long-term or short-term public or private debt or other similar financial obligations; (bb) fair market value of our common stock; (cc) growth in value of an investment in our common stock assuming the reinvestment of dividends; and/or (dd) reduction in operating expenses. Performance awards may be settled in cash or shares. No participant may receive share-based performance awards in excess of 500,000 shares during any fiscal year. No participant may receive a cash performance award in excess of $5,000,000 during any fiscal year.

To the extent consistent with Section 162(m) of the Code, our Compensation Committee shall appropriately exclude or adjust the applicable performance criteria to eliminate the effects of extraordinary or unusual items all as determined in accordance with applicable accounting provisions. Section 162(m) of the Code requires that our Compensation Committee certify that performance goals were achieved before the payment of the “performance-based” compensation.

Unless our Compensation Committee determines otherwise, if a grantee ceases to be a director, officer or employee of, or to otherwise perform services for, the Company prior to completion of a performance cycle, due to death, disability or retirement, the grantee will receive the portion of the performance award payable to him or her based on achievement of the applicable performance criteria over the elapsed portion of the performance cycle; provided that, with respect to any performance award intended to qualify as “performance-based” compensation for purposes of Section 162(m) of the Code, payment of such portion shall also be conditioned on satisfaction of the performance goals applicable to such performance award. If termination of employment or service occurs for any other reason prior to completion of a performance cycle, the grantee will become ineligible to receive any portion of a performance award. If we undergo a change in control, a grantee will earn no less than the portion of the performance award that he or she would have earned if the applicable performance cycle had terminated as of the date of the change of control.

Vesting, Withholding Taxes, Transferability and Recoupment of All Awards

The terms and conditions of each award made under the Plan, including vesting requirements, will be set forth consistent with the Plan in a written agreement with the grantee. Except in limited circumstances, no award under the Plan may vest and become exercisable within six months of the date of grant, unless our Compensation Committee determines otherwise.

Unless our Compensation Committee determines otherwise, a participant may elect to deliver shares of common stock, or to have us withhold shares of common stock otherwise issuable upon exercise of an option or upon grant or vesting of restricted stock or a restricted stock unit, in order to satisfy our minimum withholding obligations in connection with any such exercise, grant or vesting.

Unless our Compensation Committee determines otherwise, no award made under the Plan will be transferable other than by will or the laws of descent and distribution or to a grantee’s family member by gift or a qualified domestic relations order, and each award may be exercised only by the grantee, his or her qualified family member transferee, or any of their respective executors, administrators, guardians, or legal representatives.

The rights contained in the Plan shall be subject to any right that the Company may have under any other recoupment policy or other agreement or arrangement with a participant, or any right or obligation that the Company may have regarding the clawback of incentive-based compensation under applicable law.

Amendment and Termination of the Plan

Our Board or our Compensation Committee may amend or terminate the Plan in its discretion, except that no amendment will become effective without prior approval of our stockholders if stockholder approval would be required by applicable law or regulations, including if required for continued compliance with the performance-based compensation exception of Section 162(m) of the Internal Revenue Code or by any listing requirement of the principal stock exchange on which our common stock is then listed. Furthermore, any amendment to the terms of an outstanding award may not materially and adversely affect any participant’s rights or obligations under the equity incentive plan without the affected participant’s consent. Except for adjustments made in the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, distribution of assets, or any other change in the corporate structure or shares of the Company, the terms of any outstanding options granted under the Plan may not be amended to reduce the exercise price of such options or cancel, convert, exchange, replace, regrant, buyout, substitute or surrender outstanding options in exchange for cash in an amount greater than the excess of the fair market value of the stock underlying the option over the applicable exercise price, or options with an exercise price that is less than the exercise price of the original options, in each case without stockholder approval. If not previously terminated by our Board, the Plan will terminate on May 30, 2018.

New Plan Benefits

Awards granted under the Plan will be subject to our Compensation Committee’s discretion, and the Compensation Committee has not determined future awards or who might receive them. As a result, the benefits that will be awarded or paid under the Plan going forward are not currently determinable. The awards granted for fiscal 2012 would not have changed if the proposed amendments to the Plan had been in place during fiscal 2012 and are set forth in the following table and, for our named executives, in the Summary Compensation Table and Grants of Plan-Based Awards table herein.

NEW PLAN BENEFITS

Ruth’s Hospitality Group, Inc. Amended and Restated 2005 Long-Term Equity Incentive Plan

	Stock-Based Awards		Cash-Based Awards
Name and Position	Dollar Value($)	Number of Shares	Dollar Value($)
Michael P. O’Donnell	$412,456	71,607	N/A
Chairman of the Board, President and Chief Executive Officer

Arne G. Haak	$151,667	26,331	N/A
Executive Vice President and Chief Financial Officer

Cheryl Henry	$69,604	12,084	N/A
Senior Vice President and Chief Branding Officer

Kevin W. Toomy	$24,192	4,200	N/A
President and Chief Operating Officer of Ruth’s Chris Steak House

Peter J. Beaudrault	$383,834	53,617	N/A
President and Chief Operating Officer of Mitchell’s Fish Market

Executive Group	$1,041,753	167,839
Non-Executive Director Group	$149,293	25,919	N/A
Non-Executive Officer Employee Group	$212,124	36,827	N/A

Certain United States Federal Income Tax Consequences:

The following is a brief summary of the principal United States federal income tax consequences of transactions under the Plan, based on current United States federal income tax laws. This summary is not intended to be exhaustive, does not constitute tax advice and, among other things, does not describe state, local or foreign tax consequences, which may be substantially different.

Restricted Stock Grants

A participant generally will not be taxed at the time a restricted stock grant is awarded, but will recognize taxable income when the award vests or otherwise is no longer subject to a substantial risk of forfeiture. The amount of taxable income recognized will equal the fair market value of the shares subject to the award that are then vesting. Participants may elect to be taxed based on the fair market value of the shares at the time of grant by making an election under section 83(b) of the Internal Revenue Code within 30 days of the award date. If an award with respect to which a participant has made such an election under section 83(b) is subsequently canceled, no deduction or tax refund will be allowed for the amount previously recognized as income.

Unless a participant makes a section 83(b) election, any dividends paid to a participant on shares of an unvested restricted stock grant will be taxable to the participant as ordinary income. If the participant made a section 83(b) election, the dividends will be taxable to the participant as dividend income. Except as provided under “Certain Limitations on Deductibility of Executive Compensation” below, we will ordinarily be entitled to a deduction at the same time and in the same amounts as the ordinary income recognized by the participant with respect to a stock grant award. Unless a participant has made a section 83(b) election, we will also be entitled to a deduction, for federal income tax purposes, for any dividends paid on awards of unvested restricted stock grants.

Incentive Stock Options

A participant is not subject to any federal income tax upon the grant of an Incentive Stock Option (“ISO”). In addition, normally he or she will not recognize income for federal income tax purposes as the result of the exercise of an ISO and the related transfer of shares of our common stock to him or her. However, the excess of the fair market value of the shares transferred upon exercise of the ISO over the exercise price will constitute an adjustment to income for purposes of calculating alternative minimum tax for the year in which the ISO is exercised, and a participant’s federal income tax liability may be increased as a result under the alternative minimum tax rules of the Code.

If a participant holds the shares acquired upon exercise of an ISO for at least two years following grant of the option and at least one year following exercise, he or she generally will recognize long-term capital gain or loss upon the disposition of the shares equal to the difference between the amount realized on the disposition and the exercise price for the shares. If a participant disposes of shares acquired upon exercise of an ISO before satisfying the one- and two-year holding periods described above, he or she may recognize both ordinary income and capital gain in the year of disposition. The amount of the ordinary income generally will be the lesser of (i) the amount realized on disposition less the exercise price for the shares, and (ii) the amount by which the fair market value of the shares transferred to the participant upon exercise exceeded the exercise price for the shares. The balance, if any, of the gain recognized on the disposition will be taxable as long-term or short-term capital gain (depending upon whether the shares have been held for more than one year).

We generally are not entitled to any federal income tax deduction on the grant or the exercise of an ISO or upon a participant’s disposition of the shares acquired after satisfying the holding periods described above. If the holding periods are not satisfied, we may be entitled to a federal income tax deduction in the year shares are disposed of in an amount equal to any ordinary income recognized by a participant.

Non-Qualified Stock Options

Generally, a participant will not recognize taxable income on the grant of a non-qualified stock option provided the exercise price of the option is equal to the fair market value of the underlying stock at the time of grant. Upon the exercise of a non-qualified stock option, a participant will recognize ordinary income in an amount equal to the difference between the fair market value of the common stock received on the date of exercise and the option cost (number of shares purchased multiplied by the exercise price per share). The participant will recognize ordinary income upon the exercise of the option even though the shares acquired may be subject to further restrictions on sale or transferability. Except as provided under “Certain Limitations on Deductibility of Executive Compensation” below, we will ordinarily be entitled to a deduction on the exercise date equal to the ordinary income recognized by the participant upon exercise.

Generally, upon a subsequent sale of shares acquired in an option exercise, the difference between the sale proceeds and the cost basis of the shares sold will be taxable as a capital gain or loss.

Withholding

The Company retains the right to deduct or withhold, or require the participant to remit to his or her employer, an amount sufficient to satisfy federal, state and local and foreign taxes required by law or regulation to be withheld with respect to any taxable event as a result of the Plan.

Certain Limitations on Deductibility of Executive Compensation

With certain exceptions, section 162(m) of the Internal Revenue Code limits the deduction to the Company for compensation paid to certain executive officers to $1 million per executive per taxable year unless such compensation is considered “qualified performance—based compensation” within the meaning of section 162(m) or is otherwise exempt from section 162(m). The Plan is designed so that options qualify for this exemption, and it permits the administrator to grant other awards designed to qualify for this exemption.

Treatment of “Excess Parachute Payments”

The accelerated vesting of awards under the Plan upon a change of control of the Company could result in a participant being considered to receive “excess parachute payments” (as defined in section 280G of the Code), which payments are subject to a 20% excise tax imposed on the participant. The Company would not be able to deduct the excess parachute payments made to a participant.

Additional Taxes to Participants

Under regulations issued under section 409A of the Internal Revenue Code, if awards under the Plan are neither exempt from section 409A nor compliant with section 409A, the participant will be required to include the value of the award in income at the time the award vests and will be required to pay an additional 20% income tax, plus interest. All awards under the Plan are intended either to be exempt or compliant with section 409A of the Internal Revenue Code.

Our Board recommends a vote FOR the amendment of the Plan.

PROPOSAL NO. 3

RATIFICATION OF THE APPOINTMENT OF KPMG LLP

Our Audit Committee has appointed KPMG LLP as our independent registered public accounting firm for fiscal year 2013 and has further directed that our Board submit the selection of KPMG LLP for ratification by the stockholders at the annual meeting. During fiscal year 2012, KPMG LLP served as our independent registered public accounting firm and also provided certain audit-related and tax services as described below. The stockholder vote is not binding on our Audit Committee. If the appointment of KPMG LLP is not ratified, our Audit Committee will evaluate the basis for the stockholders’ vote when determining whether to continue the firm’s engagement, but may ultimately determine to continue the engagement of the firm or another audit firm without re-submitting the matter to the stockholders. Even if the appointment of KPMG LLP is ratified, our Audit Committee may, in its sole discretion, terminate the engagement of the firm and direct the appointment of another independent auditor at any time during the year if it determines that such an appointment would be in the best interests of our Company and our stockholders.

Representatives of KPMG LLP are expected to attend the annual meeting, where they will be available to respond to appropriate questions and, if they desire, to make a statement.

Our Board recommends a vote FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2013.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Board Leadership Structure

Our Board does not have a policy on whether the same person should serve as both the Chief Executive Officer and Chairman of the Board or, if the roles are separate, whether the Chairman should be selected from the non-employee directors or should be an employee. Our Board believes that it should have the flexibility to periodically determine the leadership structure that it believes is best for the Company. Our Board believes that its current leadership structure, with Mr. O’Donnell serving as both Chief Executive Officer and Chairman of the Board, is appropriate given Mr. O’Donnell’s past experience serving in these roles, the efficiencies of having the Chief Executive Officer also serve in the role of Chairman and our strong corporate governance structure.

Since the Company’s current Chairman also serves as Chief Executive Officer, our Board appointed Robin P. Selati as our Lead Director. The Chairman and Chief Executive Officer consults periodically with the Lead Director on Board matters and on issues facing the Company. In addition, the Lead Director serves as the principal liaison between the Chairman of the Board and the independent directors and presides at executive sessions of non-management directors at regularly scheduled Board meetings. Our Board believes that these executive sessions are beneficial to the Company because it provides a forum where the independent directors can discuss issues without management present.

Board Role in Risk Oversight

Our Board is actively involved in the oversight of risks that could affect the Company. This oversight is conducted primarily through committees of our Board, as disclosed in the descriptions of each of the committees below and in the charters of each of the committees. However, the full Board has retained responsibility for the general oversight of risks. Our Board satisfies this responsibility through full reports by each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within the Company.

Risk Considerations in our Compensation Program

Our Board believes that our compensation policies and practices are reasonable and properly align our employees’ interests with those of our stockholders. Our Board believes that there are a number of factors that cause our compensation policies and practices to not have a material adverse effect on the Company. The fact that our executive officers and other employees have their incentive compensation tied to earnings, rather than revenues, encourages actions that improve the Company’s profitability over the short and long term. Furthermore, our stock option plan further aligns the interests of our executive officers and other employees with the long term interests of our stockholders. In addition, our Compensation Committee reviews our compensation policies and practices to ensure that such policies and practices do not encourage our executive officers and other employees to take action that is likely to create a material adverse effect on the Company.

Code of Conduct and Ethics Policy

The Company’s employees, officers and directors are required to abide by the Company’s Code of Conduct and Ethics Policy (the “Code of Ethics”), which is intended to ensure that the Company’s business is conducted in a consistently legal and ethical manner. The Code of Ethics covers all areas of professional conduct, including, among other things, conflicts of interest, competition and fair dealing, corporate opportunities and the protection of confidential information, as well as strict compliance with all laws, regulations and rules. Any waiver or changes to the policies or procedures set forth in the Code of Ethics in the case of officers or directors may be granted only by our Board and will be disclosed on our website within four business days. The full text of the Code of Ethics is published on the Investor Relations section of our website at www.rhgi.com.

Number of Meetings of our Board of Directors

Our Board held eight meetings during fiscal 2012. Directors are expected to attend Board meetings and committee meetings for which they serve, and to spend time needed to meet as frequently as necessary to properly discharge their responsibilities. Each director attended at least 75% of the aggregate number of meetings of our Board and our Board committees on which he or she served during the period.

Attendance at Annual Meetings of the Stockholders

The Company has no policy requiring directors and director nominees to attend its annual meeting of stockholders; however, all directors and director nominees are encouraged to attend.

Director Independence

The rules of the NASDAQ Global Select Market require that our Board be comprised of a majority of “independent directors” and that our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee each be comprised solely of “independent directors,” as defined under applicable NASDAQ rules.

Our Board has determined that each of the director nominees standing for election, except Michael P. O’Donnell, our Chairman and Chief Executive Officer, have no relationship which, in the opinion of our Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and is an “independent director.” In determining the independence of our directors, our Board has adopted independence standards that mirror the criteria specified by applicable laws and regulations of the SEC and NASDAQ.

Communications between Stockholders and our Board

Stockholders may send communications to the Company’s directors as a group or individually by writing to those individuals or the group: c/o the Corporate Secretary, 1030 W. Canton Avenue, Suite 100, Winter Park, Florida 32789. The Corporate Secretary will review all correspondence received and will forward all correspondence that is relevant to the duties and responsibilities of our Board or the business of the Company to the intended director(s). Examples of inappropriate communication include business solicitations, advertising and communication that are frivolous in nature, communication that relates to routine business matters (such as product inquiries, complaints or suggestions) or communication that raises grievances which are personal to the person submitting them. Upon request, any director may review communication that is not forwarded to the directors pursuant to this policy.

Committees of our Board of Directors

Our Board currently has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The composition, duties and responsibilities of these committees are set forth below. Committee members hold office for a term of one year.

Audit Committee. Our Audit Committee was established in accordance with section 3(a)(58)(A) of the Exchange Act and is responsible for:

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assisting our Board in monitoring the integrity of our financial statements and financial reporting process, our disclosure controls and procedures, our internal control over financial reporting, the systems of internal accounting and financial controls, the independent auditors’ qualifications and independence, the performance of the independent auditors and our internal audit function, our compliance with legal and regulatory requirements and our policies with respect to risk assessment and risk management;

•	selecting and overseeing the independent auditors;

•	reviewing and evaluating the qualifications, performance and independence of the independent auditors and the performance of the lead partner;

•	approving all audit and non-audit services provided by the independent auditors, including the overall scope of the audit;

•	discussing the annual audited financial and quarterly statements with management and the independent auditor, and other matters required to be communicated to our Audit Committee;

•	discussing earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies;

•	discussing policies with respect to risk assessment and risk management in order to make recommendations to our Board;

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establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and the monitoring of these complaints through the ethics hotline and other established reporting channels;

•	reviewing related-party transactions presented to our Audit Committee;

•	meeting separately, periodically, with management and the independent auditor;

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reviewing annually the independent auditors’ report describing the auditing firm’s internal quality control procedures and any material issues raised by the most recent internal quality control review, or peer review, of the auditing firm;

•	setting clear hiring policies for employees or former employees of the independent auditors;

•	handling such other matters that are specifically delegated to our Audit Committee by our Board of Directors from time to time; and

•	reporting regularly to the full Board of Directors.

Our Audit Committee consists of Mr. Merritt, as Chairman, Ms. Cooper and Mr. Vituli, each of whom satisfies the current financial literacy requirements and independence requirements of the NASDAQ Global Select Market and the SEC, applicable to audit committee members. Mr. Hudson served on our Audit Committee until October 25, 2012, at which time he was replaced on the Audit Committee by Mr. Vituli. Our Board of Directors has determined that Mr. Merritt qualifies as an “audit committee financial expert,” as such term is defined in Item 407(d) of Regulation S-K. Our Audit Committee held four meetings in fiscal 2012. The charter of our Audit Committee is available on the Investor Relations section of our website at www.rhgi.com.

Compensation Committee. Our Compensation Committee is responsible for:

•	reviewing employee compensation principles and philosophies;

•	reviewing and approving the compensation of our directors, chief executive officer and other executive officers;

•	overseeing overall compensation and benefits programs and policies;

•	administering stock plans and other incentive compensation plans;

•	reviewing and approving employment contracts and other similar arrangements between us and our executive officers;

•	evaluating risks relating to employment policies and the Company’s compensation and benefits systems in order to make recommendations to our Board; and

•	handling such other matters that are specifically delegated to our Compensation Committee by our Board of Directors from time to time.

Our Compensation Committee currently consists of Mr. Selati, as Chairman, Ms. Cooper and Mr. Hudson, each of whom satisfies the independence requirements of the NASDAQ Global Select Market. Our Compensation Committee held four meetings in fiscal 2012. The charter of our Compensation Committee is available on the Investor Relations section of our website at www.rhgi.com.

Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee’s purpose is to assist our Board by identifying individuals qualified to become members of our Board of Directors consistent with the criteria set by our Board, and to develop our corporate governance principles. This Committee’s responsibilities include:

•	evaluating the composition, size and governance of our Board of Directors and its committees and making recommendations regarding future planning and the appointment of directors to our committees;

•	establishing a policy for considering stockholder nominees for election to our Board of Directors;

•	evaluating and recommending candidates for election to our Board of Directors;

•	evaluating and making recommendations to our Board of Directors regarding stockholder proposals;

•	overseeing our Board of Directors’ performance and self-evaluation process and developing continuing education programs for our directors;

•	developing and reviewing our corporate governance principles and policies and providing recommendations to our Board regarding possible changes; and

•	reviewing and monitoring compliance with our ethics policies.

Our Nominating and Corporate Governance Committee consists of Mr. Hudson, as Chairman, Mr. Selati and Mr. Vituli, each of whom satisfies the independence requirements of the NASDAQ Global Select Market. Our Nominating and Corporate Governance Committee held two meetings in fiscal 2012. The charter of our Nominating and Corporate Governance Committee is available on the Investor Relations section of our website at www.rhgi.com.

Our Board seeks a diverse group of candidates who possess the background, skills and expertise to make a significant contribution to our Board, the Company and its stockholders. Desired qualities to be considered include: high-level leadership experience in business or administrative activities and significant accomplishments; breadth of knowledge about issues affecting the Company; proven ability and willingness to contribute special competencies to Board activities; personal integrity; loyalty to the Company and concern for its success and welfare; willingness to apply sound and independent business judgment; no present conflicts of interest; availability for meetings and consultation on Company matters; willingness to assume broad fiduciary responsibility; and willingness to become a Company stockholder.

Our Nominating and Corporate Governance Committee considers all nominees for election as directors of the Company, including all nominees recommended by stockholders, in accordance with the mandate contained in its charter. The Company currently does not pay a fee to any third party to identify or assist in identifying or evaluating potential nominees. In evaluating candidates, the Committee reviews all candidates in the same manner, regardless of the source of the recommendation. The policy of our Nominating and Corporate Governance Committee is to consider individuals recommended by stockholders for nomination as a director in accordance with the procedures described below.

Procedure for Stockholder Recommendations to our Nominating and Corporate Governance Committee for Potential Director Nominees

Stockholders may recommend director candidates for our 2014 annual meeting for consideration by our Nominating and Corporate Governance Committee. Any such recommendations should include the nominee’s name and qualifications for Board membership and should be directed to the Corporate Secretary at the address of our principal executive offices set forth herein. To be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices no less than 90 nor more than 120 days prior to the date of the first anniversary of the previous year’s annual meeting. In the event the annual meeting is scheduled to be held on a date more than 30 days prior to or delayed by more than 60 days after such anniversary date, notice must be so received no later than the close of business on the 10th day following the earlier of the day on which notice of the date of the meeting was mailed or public disclosure of the meeting was made.

To be in proper form, a stockholder’s notice must set forth:

(i)	as to each person whom the stockholder proposes to nominate for election as a director at such meeting

•	the name, age, business address and residence of the person;

•	the principal occupation or employment of the person;

•	the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by the person; and

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any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Regulation 14A under the Exchange Act; and

(ii)	as to the stockholder giving the notice

•	the name and record address of such stockholder;

•	the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by such stockholder;

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a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder;

•	a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the person(s) named in the notice; and

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any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Regulation 14A under the Exchange Act.

Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director, if elected.

Procedure for Stockholder Nominations for Director

A stockholder wishing to nominate their own candidate for election to our Board at our 2014 annual meeting must deliver timely notice of such stockholder’s intent to make such nomination in writing to the Corporate Secretary at our principal executive offices. To be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices no less than 90 nor more than 120 days prior to the date of the first anniversary of the previous year’s annual meeting. In the event the annual meeting scheduled to be held on a date more than 30 days prior to or delayed by more than 60 days after such anniversary date, notice must be so received no later than the close of business on the 10th day following the earlier of the day on which notice of the date of the meeting was mailed or public disclosure of the meeting was made. The mailing envelope should contain a clear notation indicating that the enclosed letter is a “Stockholder Nomination for Director.” In accordance with our bylaws, stockholder nominations which do not comply with the submission deadline are not required to be recognized by the presiding officer at the annual meeting. Timely nominations will be brought before the meeting but will not be part of the slate nominated by our Board of Directors and will not be included in our proxy materials.

Compensation Committee Interlocks and Insider Participation

During fiscal 2012, Mr. Selati (as Chairman), Ms. Cooper, Mr. Hudson and Mr. Sherrill served on our Compensation Committee. Mr. Sherrill resigned from our Board in March 2012. No member of our Compensation Committee had a relationship with us that requires disclosure under Item 404 of Regulation S-K.

During fiscal 2012, none of our executive officers served as a member of the Board of Directors or Compensation Committee, or other Committee serving an equivalent function, of any entity that has one or more executive officers who served as members of our Board of Directors or our Compensation Committee. None of the members of our Compensation Committee is an officer or employee of our Company, nor have they ever been an officer or employee of our Company.

Director Compensation

Summary of Non-Employee Director Annual Compensation

Currently, each of our non-employee directors receives, as applicable:

•	An annual fee of $45,000 for service on our Board and an annual fee of $10,000 for service as our Board’s lead outside director;

•	An annual fee of $7,500 for service on the Audit Committee and an annual fee of $10,000 for service as the Chairman of the Audit Committee;

•	An annual fee of $4,500 for service on our Compensation Committee and an annual fee of $5,000 for service as the Chairman of our Compensation Committee;

•	$2,500 for each Board meeting attended in person and $1,000 for each Board meeting attended telephonically; and

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An annual restricted stock grant equal to that number of shares with a value on the date of grant of 1.75 times the annual base cash retainer for service on our Board, with such grants vesting annually in equal installments over a three-year period, subject to the recipient’s continued service as a director.

Directors who are also employees receive no compensation for serving as directors. In 2012, Mr. Sherrill declined all Board and Committee compensation due to his affiliation with BRS, formerly our largest stockholder. Non-employee directors are not eligible to participate in the deferred compensation plan.

The Compensation Committee had its independent compensation consultant, Towers Watson review the Non-Employee Director Compensation Program with respect to its design and competitiveness with peer organizations in July 2012.

Non-Employee Director Compensation for Fiscal Year 2012

The following table summarizes the compensation paid to the non-employee directors of the Company in 2012:

Name	Fees Paid in Cash	Stock Awards(1)	Total
Carla R. Cooper	$63,500	$14,026	$77,526
Bannus B. Hudson	$54,625	$14,026	$68,651
Robert S. Merritt	$61,000	$28,466	$89,466
Robin P. Selati(2)	$59,000	$78,751	$137,751
Stephen C. Sherrill(3)	$—	$—	$—
Alan Vituli	$49,875	$14,026	$63,901

(1)	The amounts in this column include the aggregate grant date fair value computed in accordance with FASB ASC Topic 718, except that in accordance with SEC rules, the amounts do not reflect an estimate for forfeitures related to service-based vesting conditions.
(2)	In 2012, Mr. Selati’s cash compensation for Board and Committee service was paid to Madison Dearborn.
(3)	Mr. Sherrill resigned from our Board in March 2012.

Additional Information With Respect to Director Equity Awards

The following table summarizes the outstanding equity awards held by our directors other than Michael P. O’Donnell as of the end of fiscal 2012:

	Option Awards				Stock Awards(1)
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock that have not Vested (#)	Market Value of Shares of Stock that have not Vested ($)
Carla R. Cooper	3,000	—	$18.19	8/8/2016
	3,000	—	$17.17	8/8/2017	16,101	$116,571

Bannus B. Hudson	40,000	—	$18.00	8/7/2015
	3,000	—	$18.19	8/8/2016
	3,000	—	$17.17	8/8/2017	16,101	$116,571

Robert S. Merritt	—	—	—	—	16,608	$120,242

Robin P. Selati	—	—	—	—	13,672	$98,985

Stephen C. Sherrill(2)	—	—	—	—	—	—

Alan Vituli	3,000	—	$18.19	8/8/2016
	3,000	—	$17.17	8/8/2017	2,435	$17,630

(1)	Represents restricted stock granted under the 2005 Long-Term Equity Incentive Plan. Market value calculated based on the closing price of the last business day in the fiscal year ending on December 30, 2012 of $7.24. These shares of restricted stock vest pro rata on an annual basis.
(2)	Mr. Sherrill resigned from our Board in March 2012.

Non-Employee Director Reimbursement Practice

We reimburse all directors for reasonable out-of-pocket expenses that they incur in connection with their service as directors.

Stock Ownership Guidelines for Non-Employee Directors; Anti-Hedging Policy

In July 2012, based on the recommendation of our Compensation Committee’s independent compensation consultant, Towers Watson, our Compensation Committee approved stock ownership guidelines for our non-employee directors, based on the belief that stock ownership guidelines further align the interests of our non-employee directors with those of our stockholders. Pursuant to our non-employee director stock ownership guidelines, each non-employee director is generally expected to accumulate and hold shares of our common stock equal in value to two times his or her base annual retainer for service on our Board. For purposes of our non-employee director stock ownership guidelines, a director’s “annual retainer” excludes any retainer for serving as a member or as a chair of any Board committees and any meeting fees. Shares subject to stock options and unvested or unearned performance shares will not count toward the minimum ownership requirement. Restricted stock and restricted stock units (whether or not vested) will count toward the minimum ownership requirement. Non-employee directors have three years to achieve their targeted level. All non-employee directors satisfied our stock ownership guidelines as of the end of fiscal 2012 with the exception of Mr. Vituli, who has until July 2015 to meet the stock ownership guidelines.

Pursuant to our insider trading policy, our directors may not engage in any hedging or monetization transactions involving our securities.

EXECUTIVE OFFICERS

Certain information regarding our executive officers is provided below:

Name	Age	Position
Michael P. O’Donnell	57	Chairman of the Board, President and Chief Executive Officer

Arne G. Haak	45	Executive Vice President and Chief Financial Officer

Cheryl Henry	39	Senior Vice President and Chief Branding Officer

Kevin W. Toomy	59	President and Chief Operating Officer of Ruth’s Chris Steak House

Peter J. Beaudrault	58	President and Chief Operating Officer of Mitchell’s Fish Market

For information with respect to Michael P. O’Donnell, please see the information about the members of our Board of Directors on the preceding pages.

Mr. Beaudrault has served as the Company’s President and Chief Operating Officer of Mitchell’s Fish Market since February 2012. Mr. Beaudrault previously held a number of leadership positions with Sbarro, Inc. (“Sbarro”). From 2007 to 2010, Mr. Beaudrault served as Chairman of Sbarro’s Board of Directors. From 2005 to 2010, Mr. Beaudrault served as Sbarro’s President and Chief Executive Officer. Following Mr. Beaudrault’s employment with Sbarro in 2010, Sbarro filed for Chapter 11 bankruptcy protection on April 4, 2011 in the United States Bankruptcy Court for the Southern District of New York under case number 11-11527 (SCC). Sbarro confirmed a Chapter 11 Plan of Reorganization in November 2011. Prior to joining Sbarro’s, Mr. Beaudrault served as President and Chief Executive Officer of Hard Rock Cafe International, Inc. and Executive Vice President of Ground Round, Inc.

Mr. Haak has served as Executive Vice President and Chief Financial Officer since August 2011. Prior to joining the Company in August 2011, Mr. Haak held a number of leadership positions with AirTran Airways (“AirTran”), a wholly owned subsidiary of Southwest Airlines Co. (NYSE: LUV). From 2008 to 2011, Mr. Haak served as AirTran’s senior vice president of finance and chief financial officer. From 2005 to 2008, Mr. Haak served as AirTran’s vice president of finance and treasurer. From 2001 to 2005, Mr. Haak served as AirTran’s director of corporate finance. Mr. Haak has also held various positions with U.S. Airways, Inc. (NYSE: LCC) in pricing and revenue management.

Ms. Henry has served as Senior Vice President and Chief Branding Officer since August, 2011. Prior to that, Ms. Henry served as the Company’s Chief Business Development Officer from June 2007 to August, 2011. Ms. Henry has more than 15 years of senior level management experience and prior to joining the Company, she was the Chief of Staff for the Mayor of Orlando.

Mr. Toomy has served as President and Chief Operating Officer of Ruth’s Chris Steak House since March 2010. Prior to his promotion, Mr. Toomy served as the Company’s Senior Vice President and Chief Operating Officer of Ruth’s Chris Steak House since October 2008 and Vice President of Special Projects from September 2008 to October 2008. Before that, from August 2007 to September 2008, he served as an independent restaurant consultant. From October 2002 to August 2007, he served as Owner and President of Goldcoast Seafood Grill in South Florida. He started his career serving as a General Manager for Steak & Ale Corporation, and shortly thereafter, joined two former Steak & Ale executives to grow the now nationwide Houston’s restaurant brand. Mr. Toomy has also been a joint venture partner for the Roy’s and Outback Steakhouse brands.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis is designed to provide stockholders with an understanding of our compensation philosophy and objectives as well as the analysis that we performed in setting executive compensation. This discussion addresses the compensation program in place for 2012 for our Chief Executive Officer, Chief Financial Officer and three most highly compensated officers other than our Chief Executive Officer and Chief Financial Officer. For 2012, our named executive officers were:

•	Michael P. O’Donnell, our Chief Executive Officer;

•	Arne G. Haak, our Chief Financial Officer;

•	Cheryl J. Henry, our Chief Branding Officer;

•	Kevin W. Toomy, our Chief Operating Officer of Ruth’s Chris Steak House; and

•	Peter J. Beaudrault, our Chief Operating Officer of Mitchell’s Fish Market (collectively, our “named executive officers”).

Compensation Objectives and Program Structure

Our executive compensation philosophy, policies, plans and programs are under the direction of the Compensation Committee of our Board of Directors. Our Compensation Committee is responsible for determining the compensation elements and amounts paid to named executive officers.

Our Compensation Committee considered the results from the stockholder advisory vote on executive compensation for fiscal year 2010 as support for the compensation policies and practices in place for 2010. At the 2011 annual meeting of stockholders, more than 98% of the votes cast on the stockholder advisory vote on executive compensation were in favor of our executive compensation. Our Board of Directors and our Compensation Committee value the opinions of our stockholders and are committed to ongoing engagement with our stockholders on executive compensation practices. At the 2011 annual meeting, our stockholders approved the Company holding an advisory vote on executive compensation every three years.

Generally, the types of compensation and benefits provided to our named executive officers are similar to those provided to executive officers of other national restaurant companies. The overall philosophy is to create value for our stockholders by using all elements of executive compensation to reinforce a results-oriented management culture focusing on our level of earnings and performance as compared to our annual operating plan and industry competitors, the achievement of longer-term strategic goals and objectives and specific individual performance. Accordingly, our executive compensation program has been designed to achieve the following objectives:

•	reinforce a results-oriented management culture with total executive compensation that varies according to performance;

•	focus executive officers on both annual and long-term business results with the goal of enhancing stockholder value;

•	align the interests of our executives and stockholders; and

•	provide executive compensation packages that attract, retain and motivate individuals of the highest qualifications, experience and ability.

Our Compensation Committee sets the pay range and specific components of the total compensation package for each of our named executive officers. The Chief Executive Officer and Chief Financial Officer

review compensation for the Company’s executive officers on an annual basis, with the exception of their own as those are determined by our Compensation Committee. A recommendation is then presented to our Compensation Committee for review and approval. Any salary increase or other adjustments are determined by our Compensation Committee and are approved by our Board of Directors.

Our Compensation Committee considers Company performance, both operational and financial, to determine compensation. In connection with its compensation review for fiscal 2012, our Compensation Committee engaged Towers Watson to review and evaluate our compensation objectives and program structure relative to the marketplace. For purposes of this review, Towers Watson relied on both its own and other compensation databases, as well as its experience with restaurant sector and general industry companies with annual revenues similar to that of the Company, and research from the proxy statements of companies considered peers of the Company. Towers Watson also developed marketplace base salary, target annual incentive opportunity, target total annual compensation, actual total annual compensation, long term incentive award level, target total direct compensation, and actual total direct compensation rates at the 25th, 50th, and 75th percentiles which were used as a reference to assist the Committee in designing and maintaining the Company’s compensation programs. Towers Watson reviewed all methods of compensation and compared the Company’s levels and method of compensation to a selected peer group. During 2012, Towers Watson and our Compensation Committee considered restaurant sector organizations that have similar business operations as ours in order to provide us with a comprehensive basis for evaluating compensation relative to those companies that compete with us for executives. These organizations included:

• Benihana Inc.	• Darden Restaurants, Inc.	• P.F. Chang’s China Bistro, Inc.
• BJ’s Restaurants, Inc.	• Denny’s Corporation	• Red Robin Gourmet Burgers Inc.
• Brinker International	• Dunkin’ Brands Group, Inc.	• Ruby Tuesday, Inc.
• Buffalo Wild Wings, Inc.	• Famous Dave’s of America Inc.	• Sonic Corp.
• The Cheesecake Factory Incorporated	• Morton’s Restaurant Group, Inc. • O’Charley’s Inc.	• Texas Roadhouse Inc.

Our Compensation Committee has assessed the independence of Towers Watson and has concluded that no conflict of interest exists that would prevent Towers Watson from serving as an independent consultant to our Compensation Committee. Our Compensation Committee considers the following factors in determining that its compensation consultant is independent: SEC rules regarding compensation consultant independence; the amount of fees paid by us as a percentage of the consulting firm’s total revenue; conflict of interest policies of the consulting firm; and business or personal relationships between the consulting firm and the members of our Compensation Committee.

Elements of Compensation

Consistent with our compensation objectives described above, our executive compensation program is designed to be similar to the programs that are offered at nationwide restaurant companies comparable to us. We attempt to set our total compensation levels at the median level because of the desire to attract and retain top-level executives in the market in which we operate and compete for talent in. We believe that this benchmarking process is an important part of our Compensation Committee’s decision making process; however, we do deviate from these surveys for a number of reasons, where appropriate.

The total compensation program for the named executive officers includes base salary, performance-based cash incentive compensation under our bonus plans, long-term equity incentive compensation benefits and perquisites. It is our Compensation Committee’s practice to target each of these elements to deliver compensation to each executive and all executives as a group within the mid-level range of compensation for persons having similar responsibilities at other comparable nationwide restaurant companies.

We allocate the majority of the total annual compensation paid to the named executive officers to base salary and bonus payments, with a substantial portion allocated to equity incentive awards. Our Compensation

Committee is focused on providing a total compensation package that delivers short and long-term incentives. We do this primarily so that we can compete with compensation packages provided by nationwide restaurant companies similar to ours. We believe this increases our ability to attract and retain our named executive officers. In addition, allocating a larger percentage of compensation to bonus payments aligns the interest of our named executive officers with our stockholders because our goals for our Bonus Plans were based on earnings before interest, taxes, depreciation and amortization (“EBITDA”) and operating income, as we believe that EBITDA and operating income tend to provide true measures of profitability by aligning incentives with stockholder value.

A significant portion of the compensation paid to executive officers is designed to reward them based on our financial performance compared to financial objectives, the growth of the Company, and increased stockholder value, as reflected in increases in the Company’s share price. Our base salary structure and its periodic salary reviews are designed to reward individual achievement and our overall performance. Our Bonus Plans are designed to reward executive officers with cash awards for the achievement of annual objectives tied to the financial performance of the Company and their individual performance. In fiscal 2012, our performance goals for the Home Office Bonus Plan were based on EBITDA targets and performance versus the prior year’s EBITDA, while our performance goals for the Management Bonus Plans for our Chief Operating Officers were based on brand-specific operating income targets and performance versus the prior year’s operating income; however, we may consider using other performance goals in the future. The equity component of their compensation, in the form of stock options and / or restricted stock, is designed to reward relative total stockholder return and corresponding stock price improvement over the grant-date stock price.

Base Salary

Base salary is established based on the experience, skills, knowledge and responsibilities required of the executive officers in their roles. When establishing the base salaries of the executive officers, a number of factors are considered, including the individual’s duties and responsibilities, the individual’s experience, the ability to replace the individual, the base salary at the individual’s prior employment, market data on similar positions with competitive companies and information derived from our directors’ experience at other companies. We seek to provide base salaries that are competitive with the marketplace and allow us to attract and retain executive talent.

Effective February 2012, we hired Mr. Beaudrault as the President and Chief Operating Officer of Mitchell’s Fish Market with a base salary of $250,000. Our Compensation Committee assigned Mr. Beaudrault his starting salary based on executives in similar positions, the experience level of the individual, the competitive value of the position in the market, and salaries of comparable positions with our peer companies.

In 2012, our Compensation Committee reviewed the actual salary for each executive officer against salary ranges for similar positions in the restaurant industry. Peer company data provided by Towers Watson indicated that the 2011 base salary levels for certain named executive officers were significantly below the median of similarly situated executives at peer companies. In July 2012, we increased the base salaries of our Chief Executive Officer, Chief Financial Officer and Chief Branding Officer consistent with peer median levels after considering individual performance, assumption of additional responsibilities, market competition and salaries of comparable positions with our peer companies. Mr. O’Donnell’s base salary was increased by $110,000 to $610,000. Mr. Haak’s base salary was increased by $45,000 to $345,000. Ms. Henry’s base salary was increased by $30,000 to $280,000.

Bonuses

Our performance-based cash incentive awards focus on closely aligning rewards with results. The philosophy of our performance-based annual cash incentive awards is simple: a basic reward for reaching minimum expectations and an upside for reaching the Company’s goals.

Home Office Bonus Plan

We adopted a Home Office Bonus Plan pursuant to which Mr. O’Donnell, Mr. Haak and Ms. Henry were eligible to receive cash bonuses based on personal and Company performance over the course of the 2012 fiscal year. The purpose of the Home Office Bonus Plan is to encourage a consistent high standard of excellence and continued employment. Bonus awards under the Home Office Bonus Plan are determined by our Compensation Committee, subject to approval by our Board, and are based on (i) the financial performance of the Company during the applicable fiscal period as measured against the prior year’s EBITDA and our Board’s previously approved plan with targeted EBITDA or other Board-approved thresholds adjusted for changes in accounting policies and non-recurring extraordinary transactions and (ii) individual performance. Mr. Toomy and Mr. Beaudrault did not participate in the Home Office Bonus Plan but rather participated in the Management Bonus Plans for the Chief Operating Officers described below.

Individual performance is measured against goals developed prior to the period in question. The goals typically address whether the individual complied with budget objectives and managed to achieve department specific objectives oriented toward facilitating the Company achieving its EBITDA goal. These goals differ by person and include, among others, same store sales, entrée count, development of additional operating units, addition of operating weeks, increase in check average, completion of transactions, settlement of litigation and management of third party vendor costs.

In fiscal 2012, our goals for the Home Office Bonus Plan were based on EBITDA as they tend to provide a true measure of profitability by aligning incentives with stockholder value. The 2012 EBITDA target range under the Home Office Bonus Plan was approximately $44,000,000 to $45,000,000.

The percentage of base salary for each cash bonus is established based on the individual’s level of responsibility. During 2012, the target and maximum cash bonuses were as follows:

Name	Target Base Salary %	Maximum Base Salary %
Michael P. O’Donnell	100%	200%

Cheryl J. Henry	45%	90%

Arne G. Haak	60%	120%

These percentages are used to calculate the annual bonus amounts and are prorated at a percentage based on the number of weeks worked by the individual in the fiscal year. The actual cash bonuses payable to our executive officers may be equal to or greater than the target cash bonus, depending on the operational performance, the individual’s performance and certain other factors that may be considered by our Board and our Compensation Committee. There are no minimum cash bonuses established by the Home Office Bonus Plan. Each award may, subject to recommendation by our Compensation Committee and approval by our Board, be increased up to 100%, based on our Company’s performance.

Cash bonuses of $747,250, $253,575 and $154,350 were paid to Mr. O’Donnell, Mr. Haak and Ms. Henry, respectively, under the Home Office Bonus Plan for fiscal 2012.

Management Bonus Plans for Chief Operating Officers

We also adopted two additional Management Bonus Plans for each of the Chief Operating Officers with a purpose consistent to the Management Bonus Plan described above. Similar to the Home Office Bonus Plan described above, the bonus awards for the Chief Operating Officers are reviewed and approved by our Compensation Committee and Board. However, the awards are based on the financial performance of the respective concept each Chief Operating Officer oversees as measured against an approved brand-specific operating income targets. The 2012 brand-specific operating income target for Mr. Toomy was $68,424,000 and the 2012 brand-specific operating income target for Mr. Beaudrault was $2,448,000.

Under the Management Bonus Plans for the Chief Operating Officers, Mr. Toomy and Mr. Beaudrault are eligible for a bonus for achieving the prior year’s brand-specific operating income and an additional bonus for achieving their respective brand-specific operating income targets. In addition, they receive a bonus equal to 10% of the amount over their brand-specific cash flow targets. The maximum total bonus payout under the Management Bonus Plans for the Chief Operating Officers is one times the annual salary of the respective officer. There are no minimum cash bonuses established by the Management Bonus Plans for the Chief Operating Officers.

Bonuses of $300,000 and $100,000 were paid to Mr. Toomy and Mr. Beaudrault, respectively, under their respective Management Bonus Plans for fiscal 2012.

Discretionary Bonuses

Our Compensation Committee also periodically considers bonuses outside of the Home Office Bonus Plan and the Management Bonus Plans, based on both individual and corporate performance, in the form of discretionary bonuses. In light of the performance of the Ruth’s Chris Steak House brand, the Compensation Committee awarded a discretionary cash bonus of $76,737 to Mr. Toomy.

Long-Term Incentive Awards

The Company’s equity programs are designed to encourage creation of long-term value for our stockholders, employee retention and stock ownership. The programs currently consist of stock option grants and restricted stock awards. Our equity incentive programs are intended to promote a long-term focus on results and to align employee and stockholder interests.

Executive officers receive a portion of their overall targeted compensation in the form of equity in order to align interests of management and stockholders and promote a focus on long-term results. Based on the recommendation of our Compensation Committee’s independent compensation consultant, Towers Watson, we adopted a new equity award grant policy for executive officers and key employees in July 2012 that provides that each of the Company’s executive officers and key employees may receive an annual award under the 2005 Long-Term Equity Incentive Plan. The annual award is anticipated to consist of 50% restricted shares and 50% performance shares, of a value relative to base salary that is consistent with the median long-term incentive plan practices of peer companies. The restricted shares will vest in equal annual installments over the three years following the grant date, subject to continued service as an employee and other certain exceptions. The performance shares were granted in March 2013, taking into account the Compensation Committee’s policy and based upon EBITDA and EPS performance for the prior calendar year and will vest on the second anniversary of the grant date, subject to continued service as an employee and certain other exceptions.

Consistent with the above, our Board granted restricted stock awards to Messrs. O’Donnell, Haak, Toomy, Beaudrault and Ms. Henry.

Benefits

The Company’s benefits philosophy for executive officers is that benefits should provide employees protection from catastrophic events, enable employees to plan for their future and be competitive in order to attract and retain a high-quality workforce. The types of benefits provided to the named executive officers consist of medical benefits plans, life and accidental death and dismemberment insurance plans, long-term disability plans, 401(k) matching contributions and automobile allowances.

The Company maintains a non-qualified deferred compensation plan that is unsecured and allows certain high-level employees, including executive officers, to voluntarily defer receipt of their salary above specified amounts and bonus payments into accounts established under the plan. These accounts are credited with earnings from amounts invested in funds available through Fidelity Investments, the plan’s record keeper, as selected by each participant.

The Company also allows its executive officers to dine in its restaurants free of charge in order to permit these officers to conduct quality control tests.

Tax and Accounting Implications

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally limits the annual tax deductibility of compensation paid to each named executive officer (other than the Chief Financial Officer) to $1.0 million. However, certain types of performance-based compensation are excluded from the $1.0 million deduction limit if specific requirements are met. Our Compensation Committee considers the impact of Section 162(m) when reviewing our executive compensation programs and structuring our bonus plans so that a number of awards would be granted under these programs and plans in a manner that preserves federal income tax deductibility under Section 162(m). However, tax deductibility is not the primary factor used by our Compensation Committee in setting compensation and corporate objectives may not necessarily align with the requirements for full tax deductibility under Section 162(m). Our Compensation Committee has chosen and may in the future again choose to provide compensation that may not be deductible if it believes that certain awards are in the best interests of our Company and our stockholders and help ensure that our named executive officers receive total compensation that is competitive with our peer group or reflects superior performance.

Severance and Termination Arrangements

Our named executive officers have employment agreements that provide for payments upon a termination of employment by the executive for good reason, by the Company without cause or upon death or disability as described later in this proxy statement in the section entitled “Employment Agreements.” The Company believes that these agreements effectively create incentives for our executives to build stockholder value without the fear of losing employment for situations other than for cause. These arrangements are intended to attract and retain qualified executives who could have other job alternatives that may appear to them to be less risky absent these arrangements.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of our Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, our Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee:

Robin P. Selati, Chairman

Carla R. Cooper

Bannus B. Hudson

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table summarizes the total compensation earned in 2010, 2011, and 2012 by our named executive officers:

Name and Principal Position	Year	Salary	Bonus (1)	Stock Awards (2)	Non-Equity Incentive Plan Compensation (3)	All Other Compensation		Total ($)
Michael P. O’Donnell	2012	$543,576	—	$412,456	$747,250	$14,322	(4)	$1,717,604
Director, President and Chief Executive Officer	2011	$500,000	$175,069	—	—	$12,000		$687,069
	2010	$500,000	—	$1,185,250	$453,750	$52,789		$2,191,789

Arne G. Haak*	2012	$317,826	—	$151,667	$253,575	$11,300	(5)	$734,368
Executive Vice President and Chief Financial Officer	2011	$115,385	$100,000	$470,000	—	$7,216		$692,601

Kevin W. Toomy	2012	$300,000	$76,737	$24,192	$300,000	$11,690	(6)	$712,619
President and Chief Operating Officer of Ruth’s Chris Steak House	2011	$295,962	—	$122,250	$275,000	$10,400		$701,881
	2010	$250,000		$344,800	$250,000	$10,400		$855,200

Peter J. Beaudrault**	2012	$216,346	—	$383,834	$100,000	$16,340	(7)	$716,520
President and Chief Operating Officer of Mitchell’s Fish Market

Cheryl J. Henry***	2012	$262,115	—	$69,604	$154,350	$11,025	(8)	$497,094
Senior Vice President and Chief Branding Officer	2011	$213,698	$52,521	$92,600	—	$8,862		$367,681

*	Appointed as the Company’s Executive Vice President and Chief Financial Officer effective August 8, 2011.
**	Appointed President and Chief Operating Officer of Mitchell’s Fish Market effective February 6, 2012.
***	Appointed as Chief Branding Officer effective August 22, 2011.
(1)	The amounts in this column represent discretionary cash bonuses.
(2)	Represents the grant date fair value of restricted stock, computed in accordance with ASC Topic 718 (formerly FAS 123R). The grant date fair value is generally the amount that we would expense in our financial statements over the award’s service period, but does not include a reduction for forfeitures.
(3)	The amounts in this column represent amounts earned under the Company’s bonus plans, which are described under “Compensation Discussion and Analysis—Bonuses.”
(4)	Consists of a $12,000 automobile allowance and a $2,322 group life insurance premium reimbursement.
(5)	Consists of a $10,800 automobile allowance and a $500 group life insurance premium reimbursement.
(6)	Consists of a $10,400 automobile allowance and a $1,290 group life insurance premium reimbursement.
(7)	Consists of a $9,553 automobile allowance, a $635 group life insurance premium reimbursement, and $6,152 in COBRA reimbursements.
(8)	Consists of a $10,800 automobile allowance and a $225 group life insurance premium reimbursement.

Equity Compensation

2005 Long-Term Equity Incentive Plan

The 2005 Long-Term Equity Incentive Plan, as originally approved in August 2005 and subsequently amended from time to time, provides for grants of stock options, restricted stock, restricted stock units, deferred stock units and other equity-based awards. As of December 30, 2012, there were 2,475,145 shares of common stock issuable upon exercise of currently outstanding options and restricted stock awards and 496,944 shares available for future grants. Directors, officers and other employees of the Company, as well as others performing services for us, are eligible for grants under the plan. The purpose of the plan is to provide these individuals with incentives to maximize stockholder value and otherwise contribute to our success and to enable us to attract, retain and reward the best available persons for positions of responsibility.

A more detailed description of the 2005 Long-Term Equity Incentive Plan can be found in “Proposal No. 2—Proposed Amendment to the 2005 Long-Term Equity Incentive Plan” beginning on page 11 of this proxy statement.

Executive Stock Ownership Guidelines; Anti-Hedging Policy

In July 2012, based on the recommendation of our Compensation Committee’s independent compensation consultant, Towers Watson, our Compensation Committee approved stock ownership guidelines for our executive officers, based on the belief that stock ownership guidelines further align the interests of our executive officers with those of our stockholders. Pursuant to our executive officer stock ownership guidelines, each executive officer is generally expected to accumulate and hold shares of our common stock equal in value to two times his or her annual tenure-based equity grant, with the exception of the Chief Executive Officer who is required to hold shares of our common stock equal in value to three times his or her annual tenure-based equity grant. Shares subject to stock options and unvested/unearned performance shares will not count toward the minimum ownership requirement. Restricted stock and restricted stock units (whether or not vested) will count toward the minimum ownership requirement. Executive officers have three years to achieve their targeted level. All named executive officers satisfied our stock ownership guidelines as of the end of fiscal 2012.

Pursuant to our insider trading policy, our executive officers may not engage in any hedging or monetization transactions involving our securities.

Grants of Plan-Based Awards

Fiscal Year 2012

The following table summarizes grants of plan-based awards made to each of the named executive officers during fiscal 2012:

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)
Michael P. O’Donnell	7/25/12	—	$610,000	$1,220,000	71,607	—	—	$412,456
Arne G. Haak	7/25/12	—	$207,000	$414,000	26,331	—	—	$151,667
Kevin W. Toomy	7/25/12	—	$100,000	$300,000	4,200	—	—	$24,192
Peter J. Beaudrault	4/26/12	—	$100,000	$250,000	50,000	—	—	$363,000
	7/25/12				3,617	—	—	$20,834
Cheryl J. Henry	7/25/12	—	$126,000	$252,000	12,084	—	—	$69,604

(1)	Represents possible payouts for 2012 under the Company’s non-equity incentive plans, which we refer to as the Bonus Plans as described under “Compensation Discussion and Analysis—Bonuses.”

Outstanding Equity Awards

at 2012 Fiscal Year-End

The following table summarizes the outstanding equity awards held by our named executive officers as of the end of fiscal 2012:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock that have not Vested (#)		Market Value of Shares of Stock that have not Vested ($)
Michael P. O’Donnell	400,000	100,000	(1)	$4.33	8/6/2018	275,000	(2)	$1,991,000
	120,000	30,000	(1)	$7.00	8/6/2018	71,607	(3)	$518,435
	120,000	30,000	(1)	$8.50	8/6/2018
Arne G. Haak	—	—		—	—	100,000	(4)	$724,000
						26,331	(3)	$190,636
Kevin W. Toomy	16,000	4,000	(5)	$4.71	9/7/2018	80,000	(2)	$579,200
	80,000	20,000	(6)	$2.32	10/29/2018	25,000	(7)	$181,000
						4,200	(3)	$30,408
Peter J. Beaudrault	—	—		—	—	50,000	(8)	$362,000
						3,617	(3)	$26,187
Cheryl J. Henry	20,000	—		$18.58	6/3/2017	5,000	(9)	$36,200
	1,077	—		$17.17	8/7/2017	35,000	(2)	$253,400
						20,000	(10)	$144,800
						12,084	(3)	$87,488

(1)	The options will vest on August 7, 2013.
(2)	Represents restricted stock granted under the 2005 Long-Term Equity Incentive Plan. Market value calculated based on the closing price on December 28, 2012 of $7.24. These shares of restricted stock will vest on May 25, 2013.
(3)	Represents restricted stock granted under the 2005 Long-Term Equity Incentive Plan. Market value calculated based on the closing price on December 28, 2012 of $7.24. These shares of restricted stock are subject to vesting in equal installments on each of July 25, 2013, 2014 and 2015.
(4)	Represents restricted stock granted under the 2005 Long-Term Equity Incentive Plan. Market value calculated based on the closing price on December 28, 2012 of $7.24. These shares of restricted stock will vest on August 8, 2014.
(5)	The options will vest on September 8, 2013.
(6)	The options will vest on October 30, 2013.
(7)	Represents restricted stock granted under the 2005 Long-Term Equity Incentive Plan. Market value calculated based on the closing price on December 28, 2012 of $7.24. These shares of restricted stock will vest on January 25, 2014.
(8)	Represents restricted stock granted under the 2005 Long-Term Equity Incentive Plan. Market value calculated based on the closing price on December 28, 2012 of $7.24. These shares of restricted stock are subject to vesting in equal installments on each of April 26, 2013, 2014 and 2015.
(9)	Represents restricted stock granted under the 2005 Long-Term Equity Incentive Plan. Market value calculated based on the closing price on December 28, 2012 of $7.24. These shares of restricted stock vested on February 28, 2013.
(10)	Represents restricted stock granted under the 2005 Long-Term Equity Incentive Plan. Market value calculated based on the closing price on December 28, 2012 of $7.24. These shares of restricted stock will vest on October 18, 2014.

Option Exercises and Stock Vested

Fiscal Year 2012

The following table summarizes the restricted stock held by our named executive officers that vested during 2012. None of our executive officers exercised stock options in fiscal 2012.

Stock Awards
Name	Number of Shares Acquired on Vesting(#)	Value Realized on Vesting($)(1)
Michael P. O’Donnell	—	—

Arne G. Haak	—	—

Kevin W. Toomy	—	—

Peter J. Beaudrault	—	—

Cheryl J. Henry	5,000	$31,450

(1)	The amount has been computed based on the closing price of our common stock on the vesting date.

Non-Qualified Deferred Compensation

Fiscal Year 2012

We maintain a Non-Qualified Deferred Compensation plan that is unsecured and allows certain high-level employees, including executive officers, to voluntarily defer receipt of their salary above specified amounts and bonus payments into accounts established under the plan. These accounts are credited with earnings from amounts invested in funds available through Fidelity Investments, the plan’s record keeper, as selected by each participant. In 2012, none of the Company’s executive officers participated in this plan.

Pension Benefits

We do not maintain any additional executive retirement programs such as executive pension plans or other executive retirement benefits.

Employment Agreements

Michael P. O’Donnell. In August 2008, we entered into an employment agreement with Mr. O’Donnell outlining the terms by which Mr. O’Donnell would serve as our Chairman and Chief Executive Officer and a member of our Board. Mr. O’Donnell’s current base salary is $610,000 and is subject to annual review and any annual bonus is under the Home Office Bonus Plan. Pursuant to his employment agreement, if Mr. O’Donnell’s employment is terminated by us without “cause,” or by Mr. O’Donnell for “good reason” (as those terms are defined below) during the employment term, Mr. O’Donnell will be entitled to continue to receive his base salary for 12 months after the date of such termination (with an additional fifty percent (50%) of his base salary payable if terminated within the first two years of employment due to a change in the majority of the current Board of Directors) and 12 monthly payments in the aggregate equal to 50% of his prior year bonus compensation. Mr. O’Donnell would also receive 12 months continued health, welfare and retirement benefits, 12 months of automobile allowance pursuant to current Company guidelines and continued vesting rights for his options and restricted stock for 12 months. We have the option of paying the severance on a monthly or lump-sum basis. Mr. O’Donnell has agreed not to compete with us or to solicit any of our employees or persons with whom we have certain business relationships for 12 months following his termination.

Arne G. Haak. Effective August 8, 2011, we entered into an employment agreement with Mr. Haak under which Mr. Haak agreed to serve as our Executive Vice President and Chief Financial Officer. Mr. Haak’s current base salary is $345,000 and any annual bonus is under the Home Office Bonus Plan. Upon commencement of his employment, Mr. Haak received 100,000 restricted stock units, all of which will vest on August 8, 2014 (assuming that Mr. Haak remains employed by the Company on such date). If Mr. Haak’s employment is terminated by the Company without “cause,” or by the executive for “good reason” (as those terms are defined below), then the executive will be entitled to receive (i) his base salary for twelve months after the date of such termination, (ii) twelve monthly payments in the aggregate equal to 50% of his prior year bonus compensation, (iii) continued health, welfare and retirement benefits for twelve months, (iv) twelve monthly payments of his automobile allowance, (v) all unreimbursed expenses, and (vi) continued vesting rights for his options and restricted stock for twelve months. In the event that more than a majority of the current members of the Company’s Board of Directors resign or are otherwise replaced prior to August 8, 2013, and the newly comprised Board of Directors terminates Mr. Haak without “cause,” Mr. Haak is entitled to receive, in addition to the benefits set forth above, an additional payment of 50% of his annual base salary as of the date of termination. We have the option of paying the severance on a monthly or lump-sum basis. In the event that the Company is sold at any time during the term of the employment, all of Mr. Haak’s equity awards will immediately vest. Mr. Haak has agreed not to compete with us or to solicit any of our employees or persons with whom we have certain business relationships for 12 months following his termination.

Cheryl Henry. In October 2011, we entered into an employment agreement with Ms. Henry under which Ms. Henry agreed to serve as our Senior Vice President and Chief Branding Officer. Ms. Henry’s current base salary is $280,000, and any annual bonus is under the Home Office Bonus Plan. Pursuant to her employment agreement, if Ms. Henry’s employment is terminated by us without “cause,” or by Ms. Henry for “good reason” (as those terms are defined below) during the employment term, Ms. Henry will be entitled to continue to receive her base salary for 12 months after the date of such termination and 12 monthly payments in the aggregate equal to 50% of her prior year bonus compensation. Ms. Henry would also receive 12 months continued health, welfare and retirement benefits, 12 months payments of automobile allowance pursuant to current Company guidelines and continued vesting rights for her options and restricted stock for 12 months. We have the option of paying the severance on a monthly or lump-sum basis. Ms. Henry has agreed not to compete with us or to solicit any of our employees or persons with whom we have certain business relationships for 12 months following his termination.

Kevin W. Toomy. In April 2010, we entered into an employment agreement with Mr. Toomy under which Mr. Toomy agreed to serve as our President and Chief Operating Officer of Ruth’s Chris Steak House. Mr. Toomy’s current base salary is $300,000 and any annual bonus is under the Management Bonus Plan for the Chief Operating Officer of Ruth’s Chris Steak House. Pursuant to his employment agreement, if Mr. Toomy’s employment is terminated by us without “cause,” or by Mr. Toomy for “good reason” (as those terms are defined below) during the employment term, Mr. Toomy will be entitled to continue to receive his base salary for 12 months after the date of such termination and 12 monthly payments in the aggregate equal to 50% of his prior year bonus compensation. Mr. Toomy would also receive 12 months continued health, welfare and retirement benefits, 12 months payments of automobile allowance pursuant to current Company guidelines and continued vesting rights for his options and restricted stock for 12 months. We have the option of paying the severance on a monthly or lump-sum basis. Mr. Toomy has agreed not to compete with us or to solicit any of our employees or persons with whom we have certain business relationships for 12 months following his termination.

Peter J. Beaudrault. In March 2012, we entered into an employment agreement with Mr. Beaudrault under which Mr. Beaudrault agreed to serve as our President and Chief Operating Officer of Mitchell’s Fish Market. Mr. Beaudrault’s current base salary is $250,000 and any annual bonus is under the Management Bonus Plan for the Chief Operating Officer of Mitchell’s Fish Market. Pursuant to his employment agreement, if Mr. Beaudrault’s employment is terminated by us without “cause,” or by Mr. Beaudrault for “good reason” (as those terms are defined below) during the employment term, Mr. Beaudrault will be entitled to continue to receive his base salary for 12 months after the date of such termination and 12 monthly payments in the aggregate equal to 50% of his prior year bonus compensation. Mr. Beaudrault would also receive 12 months continued health, welfare and retirement benefits, 12 months payments of automobile allowance pursuant to current Company guidelines and continued vesting rights for his options and restricted stock for 12 months. We have the option of paying the severance on a monthly or lump-sum basis. Mr. Beaudrault has agreed not to compete with us or to solicit any of our employees or persons with whom we have certain business relationships for 12 months following his termination.

The employment agreements for our executive officers define “cause” as meaning, subject to any applicable cure periods, (i) an officer’s theft, embezzlement, perpetration of fraud, misappropriation of property or attempts at such; (ii) any act of disloyalty, misconduct or moral turpitude by an officer that is injurious to the Company; or (iii) an officer’s willful disregard of a lawful directive given by a superior or our Board of Directors or a violation of the Company’s employment policy.

The employment agreements for our executive officers define “good reason” to mean (i) the assignment by our Board of Directors to an officer of any material duties that are clearly inconsistent with the officer’s status, title and position or (ii) failure by the Company to pay the officer any amounts required under the officer’s employment agreement with which failure continues uncured for a period of 15 days after written notice is given. Additionally, with respect to our employment agreements with Mr. O’Donnell, Mr. Haak, and Ms. Henry, “good reason” also includes a material relocation of the Company requiring the executive to relocate or upon notice of the Company’s intent not to renew the agreement.

Except as specifically described above, all options and restricted stock issued under the Company’s equity incentive plans, whether or not then exercisable (as applicable), generally cease vesting when a grantee ceases to be an employee. Options generally expire 30 days after the date of cessation of service, so long as the grantee does not compete with us during that 30-day period without our permission. Upon termination for cause, all options will terminate immediately.

Payments Made Upon Termination

Assuming each executive officer’s employment was terminated by us without cause or by the executive for good reason on December 30, 2012, the estimated values of payments and benefits to each named executive officer are set forth in the following table:

	Michael P. O’Donnell	Arne G. Haak	Cheryl J. Henry	Kevin W. Toomy	Peter J. Beaudrault
Severance	$610,000	$345,000	$280,000	$300,000	$250,000
Bonus(1)	$747,250	$253,575	$154,350	$376,737	$100,000
Health and Welfare Benefits(2)	$13,033	$13,033	$13,033	$8,336	$9,201
Car Allowance(3)	$1,200	$10,800	$10,800	$10,400	$9,553

Total	$1,371,483	$622,408	$458,183	$695,473	$368,754

(1)	Based on payment of a percentage of the named executive officer’s bonus compensation.
(2)	Amount represents premiums that will be paid by the Company in respect to health insurance and other medical benefits for one year after termination of employment.
(3)	Based on the value, as of December 30, 2012, of the current pre-established car allowance that would be received by the executive officer for one year after termination.

Payments Made Upon Death or Disability

In the event of the death or disability of a named executive officer, all named executive officers will receive benefits under our disability plan or payments under our life insurance plan, as appropriate. In the case of a grantee’s death or disability, a number of options and restricted stock equal to the sum of (1) the number of options that were exercisable on the date of the grantee’s death or disability and (2) the number of options that would become exercisable within one year after the date of the grantee’s death or disability, will become fully vested and exercisable and remain so for up to 180 days after the date of death or disability, provided the grantee does not compete with us during that 180-day period without our permission.

	Michael P. O’Donnell	Arne G. Haak	Cheryl J. Henry	Kevin W. Toomy	Peter J. Beaudrault
Restricted Stock ($)(1)	$2,163,812	$63,545	$463,563	$589,336	$129,391
Other Equity ($)(1)	$1,491,000	—	—	$542,600	—
Total	$3,654,812	$63,545	$463,563	$1,131,936	$129,391

(1)	Value is based on the closing price on December 28, 2012 of $7.24.

Payments Made Upon a Change in Control

Other than with respect to Mr. Haak and Ms. Henry, we are not contractually obligated to make any type of cash payment to any named executive officer in the event of a change in control. In the event that more than a majority of the current members of the Company’s Board of Directors resign or are otherwise replaced prior to August 8, 2013, and the newly comprised Board of Directors terminates Mr. Haak without “cause,” Mr. Haak is entitled to receive, in addition to the benefits set forth above under payments upon termination, an additional payment of 50% of his annual base salary as of the date of termination. We have the option of paying the severance on a monthly or lump-sum basis. In the event that the Company is sold at any time during the term of the employment, all of Mr. Haak’s equity awards will immediately vest. In the event of a sale of the Company or all of its assets resulting in a change of control, Ms. Henry will receive the benefits above under payments upon termination and all outstanding equity awards shall vest.

All of the restricted stock and options issued under the 2005 Long-Term Equity Incentive Plan will become fully vested if a grantee is terminated within one year of a change in control. If we undergo a change in control, the committee administering the 2005 Long-Term Equity Incentive Plan may provide that the options issued under such plan become exercisable and that such options may terminate if not exercised on the date of the change in control. Such committee may also accelerate the vesting of restricted stock grants under the 2005 Long-Term Equity Incentive Plan. Assuming all outstanding restricted stock was fully vested and all options were exercisable, the table below provides the estimated value to our named executive officers as of December 30, 2012:

	Michael P. O’Donnell	Arne G. Haak	Cheryl J. Henry	Kevin W. Toomy	Peter J. Beaudrault
Restricted Stock($)(1)	$2,509,435	$914,636	$521,888	$790,608	$388,173
Other Equity($)	$1,491,000	—	—	$542,600	—
Total	$4,000,435	$914,636	$521,888	$1,333,208	$388,173

(1)	Value is based on the closing price on December 28, 2012 of $7.24.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related-Party Transactions Policy and Procedure

During fiscal 2012, we were not a party to any transaction or series of similar transactions in which the amount involved exceeded or will exceed $120,000 and in which any current director, executive officer, holder of more than 5% of our capital stock, or any member of the immediate family of any of the foregoing, had or will have a direct or indirect material interest.

As part of our quarterly internal certification of our financial statements, officers of the Company must either certify that they are not aware of any related-party transactions or they must disclose any such transactions.

The Audit Committee is responsible for review, approval or ratification of “related-person transactions” between Ruth’s Hospitality Group, Inc. or its subsidiaries and related persons. Under SEC rules, a related person is a director, officer, nominee for director or 5% stockholder of the company since the beginning of the last fiscal year and their immediate family members. In the course of its review and approval or ratification of a related-party transaction, the Audit Committee considers:

•	the nature of the related-party’s interest in the transaction;

•	the material terms of the transaction, including the amount involved and type of transaction;

•	the importance of the transaction to the related-party and to the Company;

•	whether the transaction would impair the judgment of a director or executive officer to act in our best interest and the best interest of our stockholders; and

•	any other matters that the Audit Committee deems appropriate.

Any member of the Audit Committee who is a related-party with respect to a transaction under review may not participate in the deliberations or vote on the approval or ratification of the transaction. However, such a director may be counted in determining the presence of a quorum at a meeting of the committee that considers the transaction.

AUDIT COMMITTEE REPORT

The Audit Committee of our Board of Directors reviewed and discussed the audited financial statements with management, which represented that the financial statements were prepared in accordance with accounting principles generally accepted in the United States. The Audit Committee discussed with management the quality and acceptability of the accounting principles employed, including all critical accounting policies used in the preparation of the financial statements and related notes, the reasonableness of judgments made and the clarity of the disclosures included in the statements.

The Audit Committee also reviewed our consolidated financial statements for fiscal 2012 with KPMG LLP, our independent auditors for fiscal 2012, who are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States. The Audit Committee discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 114, The Auditor’s Communication with Those Charged with Governance.

The Audit Committee received the written disclosures and the letter from KPMG LLP mandated by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the audit committee concerning independence, discussed with KPMG LLP its independence and considered whether the provision of non-audit services provided by KPMG LLP is compatible with maintaining KPMG LLP’s independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to our Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 30, 2012 for filing with the SEC. The Audit Committee has selected KPMG LLP as our independent auditor for fiscal 2013.

This report is submitted by the members of the Audit Committee:

Robert S. Merritt, Chairman

Carla R. Cooper

Alan Vituli

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND SERVICES

The following table presents fees for professional services rendered by KPMG LLP for fiscal 2011 and 2012.

	Fiscal Year
Fee Category	December 25, 2011	December 30, 2012
Audit Fees	$483,200	$575,000
Audit-Related Fees	20,000	20,000
Tax Fees	146,595	195,244
All Other Fees	—	1,650

Total Fees	$649,795	$791,894

Audit Fees: Consists of fees billed or estimated to be billed for professional services rendered for the integrated audit of our consolidated financial statements and internal control over financial reporting and the review of the interim consolidated financial statements included in quarterly reports.

Audit-Related Fees: Consists of fees billed or estimated to be billed for professional services provided by KMPG LLP in connection with the filing of SEC registration statements.

Tax Fees: Consists of fees billed for professional services provided by KPMG LLP relating to worldwide tax planning and compliance services, expatriate tax services and assistance with tax audits and appeals.

Pursuant to the Audit Committee charter, the Audit Committee must approve all audit engagement fees and other significant compensation to be paid to the independent auditor and the terms of such engagement. The Audit Committee’s charter provides that individual engagements must be separately approved. Additionally, the Audit Committee must pre-approve any permissible non-audit services to be provided to the Company by the independent auditor. The policy also authorizes the Committee to delegate to one or more of its members pre-approval authority with respect to permitted services.

All audit, audit-related and tax services performed by KPMG LLP in fiscal 2011 and 2012 were pre-approved by the Audit Committee, which concluded that the provision of such services by KPMG LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

STOCKHOLDER PROPOSALS FOR THE 2014 MEETING

Stockholder proposals intended for inclusion in our proxy statement relating to the next annual meeting in 2014 must be received by us no later than December 20, 2013. Any such proposal must comply with Rule 14a-8 of Regulation 14A of the proxy rules of the SEC. Under our bylaws, notice to us of a stockholder proposal submitted otherwise than pursuant to Rule 14a-8 will also be considered untimely if received at our principal executive offices no less than 90 nor more than 120 days prior to the date of the first anniversary of the previous year’s annual meeting and will not be placed on the agenda for the meeting.

APPENDIX A

Ruth’s Hospitality Group, Inc.

Amended and Restated

2005 Long-Term Equity Incentive Plan

1. Purpose.

This plan shall be known as the Amended and Restated Ruth’s Hospitality Group, Inc. 2005 Long-Term Equity Incentive Plan (the “Plan”). The purpose of the Plan shall be to promote the long-term growth and profitability of Ruth’s Hospitality Group, Inc. (the “Company”) and its Subsidiaries by (i) providing certain directors, officers and employees of, and certain other individuals who perform services for, the Company and its Subsidiaries with incentives to maximize stockholder value and otherwise contribute to the success of the Company and (ii) enabling the Company to attract, retain and reward the best available persons for positions of responsibility. Grants of incentive or non-qualified stock options, restricted stock, restricted stock units, deferred stock units, performance awards, or any combination of the foregoing may be made under the Plan.

2. Definitions.

(a) “Award” means any award under the Plan of any Incentive Stock Option, Non-qualified Stock Option, restricted stock award, restricted stock unit or deferred stock unit award, Performance Award, Other Company Security or any combination thereof. All Awards shall be granted by, confirmed by, and subject to the terms of, a written agreement executed by the Company and the participant.

(b) “Award Agreement” means the written or electronic agreement setting forth the terms and conditions applicable to an Award.

(c) “Board of Directors” and “Board” mean the board of directors of the Company.

(d) “Cause” means (i) a Participant’s theft or embezzlement, or attempted theft or embezzlement, of money or property of the Company, a Participant’s perpetration or attempted perpetration of fraud, or a Participant’s participation in a fraud or attempted fraud, on the Company or a Participant’s unauthorized appropriation of, or a Participant’s attempt to misappropriate, any tangible or intangible assets or property of the Company, (ii) any act or acts of disloyalty or misconduct by a participant injurious to the interest, property, operations, business or reputation of the Company or a Participant’s commission of a felony or crime or act of moral turpitude or (iii) a Participant’s willful disregard of a directive given by a superior or the Board or a violation of a Company employment policy.

(e) “Change in Control” means the occurrence of one of the following events:

(i) if any “person” or “group” as those terms are used in Sections 13(d) and 14(d) of the Exchange Act or any successors thereto, other than an Exempt Person, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act or any successor thereto), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities; or

(ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board and any new directors whose election by the Board or nomination for election by the Company’s stockholders was approved by at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election was previously so approved, cease for any reason to constitute a majority thereof; or

(iii) consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation (A) which would result in all or a portion of the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or (B) by which the corporate existence of the Company is not affected and following which the Company’s chief executive officer and directors retain their positions with the Company (and constitute at least a majority of the Board); or

(iv) consummation of a plan of complete liquidation of the Company or a sale or disposition by the Company of all or substantially all the Company’s assets, other than a sale to an Exempt Person.

(f) “Code” means the Internal Revenue Code of 1986, as amended.

(g) “Committee” means the Compensation Committee of the Board, which shall consist solely of two or more members of the Board, and each member of the Committee shall be (i) a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act, unless administration of the Plan by “non-employee directors” is not then required in order for exemptions under Rule 16b-3 to apply to transactions under the Plan, (ii) an “outside director” within the meaning of Section 162(m) of the Code, unless administration of the Plan by “outside directors” is not then required in order to qualify for tax deductibility under Section 162(m) of the Code, and (iii) independent, as defined by the Nasdaq Marketplace rules or the rules of any other national securities exchange on which any securities of the Company are listed for trading, and if not listed for trading, by the Nasdaq Marketplace rules.

(h) “Common Stock” means the Common Stock, par value $0.01 per share, of the Company, and any other shares into which such stock may be changed by reason of a recapitalization, reorganization, merger, consolidation or any other change in the corporate structure or capital stock of the Company.

(i) “Competition” is deemed to occur if a person whose employment with the Company or its Subsidiaries has terminated obtains a position as a full-time or part-time employee of, as a member of the board of directors of, or as a consultant or advisor with or to, or acquires an ownership interest in excess of 5% of, a corporation, partnership, firm or other entity that engages in any of the businesses of the Company or any Subsidiary with which the person was involved in a management role at any time during his or her last five years of employment with or other service for the Company or any Subsidiaries.

(j) “Disability” occurs if a participant:

(i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or

(ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the participant’s employer.

(k) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(l) “Excluded Shares” means Shares which are so designated in Sections 7, 8, 9 and 17 hereof.

(m) “Exempt Person” means (i) Madison Dearborn Partners, LLC, Madison Dearborn Partners III, L.P., Madison Dearborn Capital Partners III, L.P., Madison Dearborn Special Equity III, L.P. or Special Advisors Fund I, LLC or any of their affiliates, (ii) any person, entity or group under the control of any party included in clause (i), or (iii) any employee benefit plan of the Company or a trustee or other administrator or fiduciary holding securities under an employee benefit plan of the Company.

(n) “Family Member” has the meaning given to such term in General Instructions A.1(a)(5) to Form S-8 under the Securities Act of 1933, as amended, and any successor thereto.

(o) “Fair Market Value” of a share of Common Stock of the Company means, as of the date in question, the officially-quoted closing selling price of the stock (or if no selling price is quoted, the bid price) on the principal securities exchange on which the Common Stock is then listed for trading (the “Market”) for the applicable trading day or, if the Common Stock is not then listed in the Market, the Fair Market Value shall be the fair value of the Common Stock determined in good faith by the Board; provided, however, that when shares received upon exercise of an option are immediately sold in the open market, the net sale price received may be used to determine the Fair Market Value of any shares used to pay the exercise price or applicable withholding taxes and to compute the withholding taxes.

(p) “Incentive Stock Option” means an option conforming to the requirements of Section 422 of the Code and any successor thereto.

(q) “Non-Employee Director” has the meaning given to such term in Rule 16b-3 under the Exchange Act and any successor thereto.

(r) “Non-qualified Stock Option” means any stock option other than an Incentive Stock Option.

(s) “Other Company Securities” mean securities of the Company other than Common Stock, which may include, without limitation, unbundled stock units or components thereof, debentures, preferred stock, warrants and securities convertible into or exchangeable for Common Stock or other property.

(t) “Performance Award” means an Award granted to a participant pursuant to Section 9 hereof contingent upon achieving certain Performance Goals.

(u) “Performance Goals” means goals established by the Committee as contingencies for Awards to vest and/or become exercisable or distributable based on one or more of the performance goals set forth in Exhibit A hereto.

(v) “Retirement” means retirement as defined under any Company pension plan or retirement program or termination of one’s employment on retirement with the approval of the Committee.

(w) “Subsidiary” means a corporation or other entity of which outstanding shares or ownership interests representing 50% or more of the combined voting power of such corporation or other entity entitled to elect the management thereof, or such lesser percentage as may be approved by the Committee, are owned directly or indirectly by the Company.

3. Administration.

The Plan shall be administered by the Committee. Subject to the provisions of the Plan, the Committee shall be authorized to (i) select persons to participate in the Plan, (ii) determine the form and substance of grants made under the Plan to each participant, and the conditions and restrictions, if any, subject to which such grants will be made, (iii) certify that the conditions and restrictions applicable to any grant have been met, (iv) modify the terms of grants made under the Plan, (v) interpret the Plan and grants made thereunder, (vi) make any adjustments necessary or desirable in connection with grants made under the Plan to eligible participants located outside the United States and (vii) adopt, amend, or rescind such rules and regulations, and make such other determinations, for carrying out the Plan as it may deem appropriate. Decisions of the Committee on all matters relating to the Plan shall be in the Committee’s sole discretion and shall be conclusive and binding on all parties. The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with applicable federal and state laws and rules and regulations promulgated pursuant thereto and the rules and regulations of the principal securities exchange on which the Common Stock is then listed for trading. No member of the Committee and no officer of the Company shall be liable for any action taken or omitted to be taken by such member, by any other member of the Committee or by any officer of the Company in connection with the performance of duties under the Plan, except for such person’s own willful misconduct or as expressly provided by statute.

The expenses of the Plan shall be borne by the Company. The Plan shall not be required to establish any special or separate fund or make any other segregation of assets to assume the payment of any award under the Plan, and rights to the payment of such awards shall be no greater than the rights of the Company’s general creditors.

4. Shares Available for the Plan.

(a) Subject to adjustments as provided in Section 15 hereof, an aggregate of 5,862,500 shares of Common Stock are authorized and may be issued pursuant to the Plan (collectively, the “Shares”). Such Shares may be in whole or in part authorized and unissued or held by the Company as treasury shares. If any grant under the Plan expires or terminates unexercised, becomes unexercisable or is forfeited as to any Shares, or is tendered or withheld as to any shares in payment of the exercise price of the grant or the taxes payable with respect to the exercise, then such unpurchased, forfeited, tendered or withheld Shares shall thereafter be available for further grants under the Plan. The maximum number of shares of Common Stock which may be granted under the Plan during any fiscal year of the Company to any Non-Employee Director shall be 500,000 shares (which shall be subject to any further increase or decrease pursuant to Section 15) with respect to any fiscal year of the Company. No more than 10% of the total Shares authorized for issuance under the Plan may constitute Excluded Shares.

(b) Individual Participant Limitations. To the extent required by Section 162(m) of the Code for Awards under the Plan to qualify as “performance-based compensation,” the following individual participant limitations shall apply:

(i) The maximum number of shares of Common Stock subject to any Award which may be granted under the Plan during any fiscal year of the Company to any participant shall be 500,000 shares per type of Award (which shall be subject to any further increase or decrease pursuant to Section 15), provided that the maximum number of shares of Common Stock for all types of Awards does not exceed 500,000 shares (which shall be subject to any further increase or decrease pursuant to Section 15) during any fiscal year of the Company; provided, however there are no annual individual share limitations applicable to participants on Awards (other than Incentive Stock Options or Non-qualified Stock Options), for which the grant, vesting or payment (as applicable) of any such Award is not subject to the attainment of performance goals (as described in Section 9).

(ii) The maximum number of shares of Common Stock subject to any performance goal (as described in Section 9) which may be granted under the Plan during any fiscal year of the Company to any participant shall be 500,000 shares (which shall be subject to any further increase or decrease pursuant to Section 15) with respect to any fiscal year of the Company.

(iii) The maximum value of a cash payment made under a Performance Award (as described in Section 9) which may be granted under the Plan with respect to any fiscal year of the Company to any participant shall be $5,000,000.

The individual participant limitations set forth in this Section 4(b) (other than Section 4(b)(iii)) shall be cumulative; that is, to the extent that shares of Common Stock for which Awards are permitted to be granted to a participant during a fiscal year are not covered by an Award to such participant in a fiscal year, the number of shares of Common Stock available for Awards to such participant shall automatically increase in the subsequent fiscal years during the term of the Plan until used.

5. Participation.

Participation in the Plan shall be limited to those directors (including Non-Employee Directors), officers (including non-employee officers) and employees of, and other individuals performing services for, the Company and its Subsidiaries selected by the Committee (including participants located outside the United States). Nothing in the Plan or in any grant thereunder shall confer any right on a participant to continue in the service or employ as a director or officer of or in the performance of services for the Company or a Subsidiary or shall interfere in any way with the right of the Company or a Subsidiary to terminate the employment or performance of services or to reduce the compensation or responsibilities of a participant at any time. By accepting any Award under the Plan, each participant and each person claiming under or through him or her shall be conclusively deemed to have indicated his or her acceptance and ratification of, and consent to, any action taken under the Plan by the Company, the Board or the Committee.

Incentive Stock Options or Non-qualified Stock Options, restricted stock awards, restricted stock unit or deferred stock unit awards, Performance Awards, or any combination thereof, may be granted to such persons and for such number of Shares as the Committee shall determine (such individuals to whom grants are made being sometimes herein called “optionees” or “grantees,” as the case may be). Determinations made by the Committee under the Plan need not be uniform and may be made selectively among eligible individuals under the Plan, whether or not such individuals are similarly situated. A grant of any type made hereunder in any one year to an eligible participant shall neither guarantee nor preclude a further grant of that or any other type to such participant in that year or subsequent years.

6. Incentive and Non-qualified Options.

The Committee may from time to time grant to eligible participants Incentive Stock Options, Non-qualified Stock Options, or any combination thereof; provided that the Committee may grant Incentive Stock Options only to eligible employees of the Company or its subsidiaries (as defined for this purpose in Section 424(f) of the Code or any successor thereto). In any one calendar year, the Committee shall not grant to any one participant options to purchase a number of shares of Common Stock in excess of 1,465,625. The options granted shall take such form as the Committee shall determine, subject to the following terms and conditions.

It is the Company’s intent that Non-qualified Stock Options granted under the Plan not be classified as Incentive Stock Options, that Non-qualified Stock Options not give rise to plan failure income inclusion, under Section 409A(a)(1) of the Code, that Incentive Stock Options be consistent with and contain or be deemed to contain all provisions required under Section 422 of the Code and any successor thereto, and that any ambiguities in construction be interpreted in order to effectuate such intent. If an Incentive Stock Option granted under the Plan does not qualify as such for any reason, then to the extent of such non-qualification, the stock option represented thereby shall be regarded as a Non-qualified Stock Option duly granted under the Plan, provided that such stock option otherwise meets the Plan’s requirements for Non-qualified Stock Options. If a Non-qualified Stock Option granted under the Plan would give rise to plan failure inclusion under Section 409A(a)(1) of the Code in the absence of either restrictions on the circumstances under which the Non-qualified Stock Option may be exercised or other terms limiting the rights of the holder with respect to the Non-qualified Stock Option, the Committee may (but shall have no obligation to) impose such restrictions or other terms in the agreement pursuant to which the Non-qualified Stock Option is granted.

(a) Price. The price per Share deliverable upon the exercise of each option (“exercise price”) may not be less than 100% of the Fair Market Value of a share of Common Stock as of the date of grant of the option, and in the case of the grant of any Incentive Stock Option to an employee who, at the time of the grant, owns more than 10% of the total combined voting power of all classes of stock of the Company or any of its Subsidiaries, the exercise price may not be less than 110% of the Fair Market Value of a share of Common Stock as of the date of grant of the option, in each case unless otherwise permitted by Section 409A and Section 422 of the Code or any successor thereto.

(b) Payment. Options may be exercised, in whole or in part, upon payment of the exercise price of the Shares to be acquired. Unless otherwise determined by the Committee, payment shall be made (i) in cash (including check, bank draft, money order or wire transfer of immediately available funds), (ii) by delivery of outstanding shares of Common Stock with a Fair Market Value on the date of exercise equal to the aggregate exercise price payable with respect to the options’ exercise, (iii) by simultaneous sale through a broker reasonably acceptable to the Committee of Shares acquired on exercise, as permitted under Regulation T of the Federal Reserve Board or (iv) by any combination of the foregoing.

In the event a grantee elects to pay the exercise price payable with respect to an option pursuant to clause (ii) above, (A) only a whole number of share(s) of Common Stock (and not fractional shares of Common Stock) may be tendered in payment and (B) Common Stock must be delivered to the Company. Delivery for this purpose may, at the election of the grantee, be made either by (1) physical delivery of the certificate(s) for all such shares of Common Stock tendered in payment of the price, accompanied by duly executed instruments of transfer in a form acceptable to the Company, or (2) direction to the grantee’s broker to transfer, by book entry, such shares of Common Stock from a brokerage account of the grantee to a brokerage account specified by the Company. When payment of the exercise price is made by delivery of Common Stock, the difference, if any, between the aggregate exercise price payable with respect to the option being exercised and the Fair Market Value of the shares of Common Stock tendered in payment (plus any applicable taxes) shall be paid in cash. No grantee may tender shares of Common Stock having a Fair Market Value exceeding the aggregate exercise price payable with respect to the option being exercised (plus any applicable taxes).

(c) Terms of Options. The term during which each option may be exercised shall be determined by the Committee, but if required by the Code and except as otherwise provided herein, no option shall be exercisable in whole or in part more than ten years from the date it is granted, and no Incentive Stock Option granted to an employee who at the time of the grant owns more than 10% of the total combined voting power of all classes of stock of the Company or any of its Subsidiaries shall be exercisable more than five years from the date it is granted. All rights to purchase Shares pursuant to an option shall, unless sooner terminated, expire at the date designated by the Committee. The Committee shall determine the date on which each option shall become exercisable and may provide that an option shall become exercisable in installments. The Shares constituting each installment may be purchased in whole or in part at any time after such installment becomes exercisable, subject to such minimum exercise requirements as may be designated by the Committee. Prior to the exercise of an option and delivery of the Shares represented thereby, the optionee shall have no rights as a stockholder with respect to any Shares covered by such outstanding option (including any dividend or voting rights).

(d) Limitations on Grants. If required by the Code, the aggregate Fair Market Value (determined as of the grant date) of Shares for which an Incentive Stock Option is exercisable for the first time by any individual during any calendar year under all equity incentive plans of the Company and its Subsidiaries (as defined in Section 422 of the Code or any successor thereto) may not exceed $100,000.

(e) Termination; Forfeiture.

(i) Death or Disability. If a participant ceases to be a director, officer or employee of, or to perform other services for, the Company or any Subsidiary due to death or Disability, a number of options equal to the sum of (i) the number of options that were exercisable on the date of the participant’s death or Disability plus (ii) such additional number of options to which the participant would have been entitled had the participant’s employment continued for one year following the date of termination, shall become fully vested and exercisable and shall remain so for a period of 180 days from the date of such death or Disability, but in no event after the expiration date of the options; provided that the participant does not engage in Competition during such 180-day period unless he or she received written consent to do so from the Board or the Committee; provided further that the Board or Committee may extend such exercise period (and related non-competition period) in its discretion, but in no event may such extended exercise period extend beyond the expiration date of the options. Remaining options that were not exercisable on the date of a

Participant’s death or Disability as set forth in the preceding sentence shall expire and be forfeited. Notwithstanding the foregoing, if the Disability giving rise to the termination of employment is not within the meaning of Section 22(e)(3) of the Code or any successor thereto, Incentive Stock Options not exercised by such participant within 90 days after the date of termination of employment will cease to qualify as Incentive Stock Options and will be treated as Non-qualified Stock Options under the Plan if required to be so treated under the Code.

(ii) Retirement. If a participant ceases to be a director, officer or employee of, or to perform other services for, the Company or any Subsidiary upon the occurrence of his or her Retirement, (A) all of the participant’s options that were exercisable on the date of Retirement shall remain exercisable for, and shall otherwise terminate at the end of, a period of 90 days after the date of Retirement, but in no event after the expiration date of the options; provided that the participant does not engage in Competition during such 90 day period unless he or she receives written consent to do so from the Board or the Committee; provided further that the Board or the Committee may extend such exercise period (and related non-competition period) in its discretion, but in no event may such extended exercise period extend beyond the expiration date of the options, and (B) all of the participant’s options that were not exercisable on the date of Retirement shall be forfeited immediately upon such Retirement; provided, however, that such options may become fully vested and exercisable in whole or in part in the discretion of the Committee. Notwithstanding the foregoing, Incentive Stock Options not exercised by such participant within 90 days after Retirement will cease to qualify as Incentive Stock Options and will be treated as Non-qualified Stock Options under the Plan if required to be so treated under the Code.

(iii) Termination for Cause. If a participant ceases to be a director, officer or employee of, or to perform other services for, the Company or a Subsidiary due to Cause, all of the participant’s options shall expire and be forfeited on the date the Company or a Subsidiary delivers to the Participant notice of termination of employment for Cause, whether or not then exercisable.

(iv) Other Termination. Unless otherwise determined by the Committee, if a participant ceases to be a director, officer or employee of, or to otherwise perform services for, the Company or a Subsidiary for any reason other than death, Disability, Retirement or discharge for Cause, (A) all of the participant’s options that were exercisable on the date of such cessation shall remain exercisable for, and shall otherwise terminate at the end of, a period of 30 days after the date of such cessation, but in no event after the expiration date of the options; provided that the participant does not engage in Competition during such 30-day period unless he or she receives written consent to do so from the Board or the Committee; provided further that the Board or Committee may extend such exercise period (and related non-competition period) in its discretion, but in no event may such extended exercise period extend beyond the expiration date of the options, and (B) all of the participant’s options that were not exercisable on the date of such cessation shall be forfeited immediately upon such cessation. Notwithstanding the foregoing, Incentive Stock Options not exercised within 90 days after termination will cease to qualify as Incentive Stock Options and will be treated as a Non-qualified Stock Option under the Plan if required to be so treated under the Code.

(v) Change in Control. If there is a Change in Control of the Company and a Participant is terminated other than for Cause from being a director, officer or employee of, or from performing other services for, the Company or a Subsidiary within one year after such Change in Control, all of the participant’s options shall become fully vested and exercisable upon such termination and shall remain so for up to one year after the date of termination, but in no event after the expiration date of the options. Notwithstanding the foregoing, Incentive Stock Options not exercised within 90 days after a participant’s termination will cease to qualify as an Incentive Stock Option and will be treated as a Non-qualified Stock Option under the Plan if required to be so treated under the Code.

7. Restricted Stock.

The Committee may at any time and from time to time grant Shares of restricted stock under the Plan to such participants and in such amounts as it determines. Each grant of Shares of restricted stock shall specify the applicable restrictions on such Shares, the duration of such restrictions (which shall be at least six months except as otherwise determined by the Committee or provided in the third paragraph of this Section 7; provided that any such Shares issued with restrictions that have a duration of less than three years will constitute Excluded Shares), and the time or times at which such restrictions shall lapse with respect to all or a specified number of Shares that are part of the grant.

The participant will be required to pay the Company the aggregate par value of any Shares of restricted stock (or such larger amount as the Board may determine to constitute capital under Section 154 of the Delaware General Corporation Law, as amended, or any successor thereto) within ten days of the date of grant, unless such Shares of restricted stock are treasury shares. Unless otherwise determined by the Committee, certificates representing Shares of restricted stock granted under the Plan will be held in escrow by the Company on the participant’s behalf during any period of restriction thereon and will bear an appropriate legend specifying the applicable restrictions thereon, and the participant will be required to execute a blank stock power therefor. Except as otherwise provided by the Committee, during such period of restriction the participant shall have all of the rights of a holder of Common Stock, including but not limited to the rights to receive dividends (so long as such dividends are paid by March 15 of the year following the year in which the participant’s right to receive the dividends vests) and to vote, and any stock or other securities received as a distribution with respect to such participant’s restricted stock shall be subject to the same restrictions as then in effect for the restricted stock.

Except as otherwise provided by the Committee, if a participant ceases to be a director, officer or employee of, or to otherwise perform services for, the Company and its Subsidiaries due to death or Disability during any period of restriction, a number of shares of restricted stock equal to the sum of (i) the number of shares of restricted stock for which the restrictions have lapsed plus (ii) the number of shares of restricted stock for which the restrictions will have lapsed within one year following the date of termination, shall become fully vested. At such time as a participant ceases to be a director, officer or employee of, or otherwise performing services for, the Company or its Subsidiaries for any other reason, all Shares of restricted stock granted to such participant on which the restrictions have not lapsed shall be immediately forfeited to the Company.

If there is a Change in Control of the Company and a participant is terminated other than for Cause from being a director, officer or employee of, or from performing other services for, the Company or a subsidiary within one year after such Change in Control, all restrictions on Shares granted to such participant shall lapse.

8. Restricted Stock Units; Deferred Stock Units.

The Committee may at any time and from time to time grant restricted stock units under the Plan to such participants and in such amounts as it determines. Each grant of restricted stock units shall specify the applicable restrictions on such units, the duration of such restrictions (which shall be at least six months except as otherwise determined by the Committee or provided in the third paragraph of this Section 8; provided that any such restricted stock units issued with restrictions that have a duration of less than three years will constitute Excluded Shares), and the time or times at which such restrictions shall lapse with respect to all or a specified number of units that are part of the grant.

Each restricted stock unit shall be equivalent in value to one share of Common Stock and shall entitle the participant to receive from the Company following the end of the vesting period (the “Vesting Period”) applicable to such unit one Share as provided in the applicable Award Agreement, unless the participant elects in a timely fashion to defer the receipt of such Shares, as provided below. Restricted stock units may be granted without payment of cash or consideration to the Company; provided that participants shall be required to pay to the Company the aggregate par value of the Shares received from the Company within ten days of the issuance of such Shares unless such Shares are treasury shares.

Except as otherwise provided by the Committee, during the Vesting Period the participant shall not have any rights as a shareholder of the Company; provided that the participant shall have the right to receive accumulated dividends (so long as such dividends are paid by March 15 of the year following the year in which the participant’s right to receive the dividend vests) or distributions with respect to the corresponding number of shares of Common Stock underlying each restricted stock unit at the end of the Vesting Period, unless such restricted stock units are converted into deferred stock units, in which case such accumulated dividends or distributions shall be paid by the Company to the participant at such time as the deferred stock units are converted into Shares and as provided in the applicable Award Agreement.

Except as otherwise provided by the Committee, if a participant ceases to be a director, officer or employee of, or to otherwise perform services for, the Company or any Subsidiary due to death, Disability or Retirement during any period of restriction, all restrictions on restricted stock units granted to such participant shall lapse. At such time as a participant ceases to be a director, officer or employee of, or otherwise performing services for, the Company or any Subsidiary for any other reason, all restricted stock units granted to such participant on which the restrictions have not lapsed shall be immediately forfeited to the Company.

If there is a Change in Control of the Company and a participant is terminated other than for Cause from being a director, officer or employee of, or from performing other services for, the Company or any Subsidiary within one year after such Change in Control, all restrictions on restricted stock units granted to such participant shall lapse.

Except as otherwise provided by the Committee, a participant may elect by written notice to the Company, which notice must be made before the later of (i) the close of the tax year preceding the year in which the restricted stock units are granted or (ii) 30 days of first becoming eligible to participate in the Plan (or, if earlier, the last day of the tax year in which the participant first becomes eligible to participate in the plan) and on or prior to the date the restricted stock units are granted, to defer the receipt of all or a portion of the Shares due with respect to the vesting of such restricted stock units; provided that the Committee may impose such additional restrictions with respect to the time at which a participant may elect to defer receipt of Shares subject to the deferral election, and any other terms with respect to a grant of restricted stock units to the extent the Committee deems necessary to enable the participant to defer recognition of income with respect to such units until the Shares underlying such units are issued or distributed to the participant. Upon such deferral, the restricted stock units so deferred shall be converted into deferred stock units. Except as provided below, delivery of Shares with respect to deferred stock units shall be made at the end of the deferral period set forth in the participant’s deferral election notice (the “Deferral Period”). Deferral Periods shall be no less than one year after the vesting date of the applicable restricted stock units.

Except as otherwise provided by the Committee and set forth in the written terms of a participant’s deferral election, during such Deferral Period the participant shall not have any rights as a shareholder of the Company; provided that, the participant shall have the right to receive accumulated dividends or distributions with respect to the corresponding number of shares of Common Stock underlying each deferred stock unit at the end of the Deferral Period when such deferred stock units are converted into Shares.

Except as otherwise provided by the Committee and set forth in the written terms of a participant’s deferral election, if a Participant ceases to be a director, officer or employee of, or to otherwise perform services for, the Company or any Subsidiary upon his or her death prior to the end of the Deferral Period, the participant shall receive payment in Shares in respect of such participant’s deferred stock units which would have matured or been earned at the end of such Deferral Period as if the applicable Deferral Period had ended as of the date of such participant’s death.

Except as otherwise provided by the Committee and set forth in the written terms of a participant’s deferral election, if a participant ceases to be a director, officer or employee of, or to otherwise perform services for, the Company or any Subsidiary due to a Disability or upon Retirement or for any other reason except termination for

Cause prior to the end of the Deferral Period, the participant shall receive payment in Shares in respect of such participant’s deferred stock units at the end of the applicable Deferral Period or on such accelerated basis as the Committee may determine, to the extent permitted by regulations issued under Section 409A(a)(3) of the Code. Provided, however, in the case of any “specified employee” as defined in Section 409A of the Code, distributions to such person, as a result of a Retirement or other reason other than for cause, may not be made earlier than a date which is (A) 6 months following the date of separation from service or (B) such participant’s death.

Except as otherwise provided by the Committee, if a participant ceases to be a director, officer or employee of, or to otherwise perform services for, the Company or any Subsidiary due to termination for Cause such participant shall immediately forfeit any deferred stock units which would have matured or been earned at the end of the applicable Deferral Period.

Except as otherwise provided by the Committee and set forth in the written terms of a participant’s deferral election, in the event of a Change in Control that also constitutes a “change in the ownership or effective control of” the Company, or a change in the ownership of a substantial portion of the Company’s assets (in each case as determined under regulations issued pursuant to Section 409A(a)(2)(A)(v) of the Code), a participant shall receive payment in Shares in respect of such participant’s deferred stock units which would have matured or been earned at the end of the applicable Deferral Period as if such Deferral Period had ended immediately prior to the Change in Control; provided, however, that if an event that constitutes a Change in Control hereunder does not constitute a “change in control” under Section 409A of the Code (or the regulations promulgated thereunder), no payments with respect to the deferred stock units shall be made under this paragraph to the extent such payments would constitute an impermissible acceleration under Section 409A of the Code.

9. Performance Awards.

Performance Awards may be granted to participants at any time and from time to time as determined by the Committee. The Committee shall have complete discretion in determining the size and composition of Performance Awards granted to a participant. The Committee may grant Performance Awards that are intended to qualify as “performance-based compensation” under Section 162(m) of the Code, as well as Performance Awards that are not intended to qualify as “performance-based compensation” under Section 162(m) of the Code. The period over which performance is to be measured (a “performance cycle”) shall commence on the date specified by the Committee and shall end on the last day of a fiscal year specified by the Committee. Each Performance Award shall be paid no later than the 15th day of the third month immediately following the end of the first calendar year in which all of the conditions necessary to entitle the applicable participant to payment of such Performance Award have been satisfied, provided that, if paying a Performance Award within such time frame would (i) be administratively impracticable due to events not foreseeable at the time the Performance Award was granted, or (ii) jeopardize the Company’s ability to continue as a going concern, then the Company may delay payment of such Performance Award until the earliest time that payment would (i) not be administratively impracticable, or (ii) jeopardize the Company’s ability to continue as a going concern. Such payment terms are intended to cause Performance Awards to satisfy the requirements for “short-term deferrals” set forth in Section 1.409A-1(b)(4) of the United States Treasury Regulations, and shall be interpreted and applied in a manner consistent with such intention. Performance awards may include (i) specific dollar-value target awards (ii) performance units, the value of each such unit being determined by the Committee at the time of issuance, and/or (iii) performance Shares, the value of each such Share being equal to the Fair Market Value of a share of Common Stock.

The value of each Performance Award may be fixed or it may be permitted to fluctuate based on a performance factor selected by the Committee pursuant to this Section 9. With respect to Performance Awards that are intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the Committee shall establish the objective Performance Goals for the earning of Performance Awards based on a performance cycle applicable to each participant or class of participants in writing prior to the beginning of the applicable performance cycle or at such later date as permitted under Section 162(m) of the Code and while the outcome of the Performance Goals are substantially uncertain. Such Performance Goals may incorporate, if and only to the extent permitted under Section 162(m) of the Code, provisions for disregarding (or adjusting for) changes in accounting methods, corporate transactions (including, without limitation, dispositions and acquisitions) and other similar type events or circumstances. To the extent that any such provision would create impermissible discretion under Section 162(m) of the Code, such provision shall be of no force or effect, with respect to Performance Awards that are intended to qualify as “performance-based compensation” under Section 162(m) of the Code. For Performance Awards that are not intended to qualify as “performance-based compensation” the Committee shall establish performance goals and objectives for each performance cycle on the basis of such criteria and objectives as the Committee may select from time to time.

During any performance cycle, the Committee shall have the authority to adjust the Performance Goals and objectives for such cycle for such reasons as it deems equitable. Any Shares issued or issuable under Performance Awards with restrictions that have a duration of less than one year will constitute Excluded Shares.

The Committee shall determine the portion of each Performance Award that is earned by a participant on the basis of the Company’s performance over the performance cycle in relation to the Performance Goals for such cycle. The earned portion of a Performance Award may be paid out in Shares, cash, Other Company Securities, or any combination thereof, as the Committee may determine.

The Committee may from time to time grant cash-based Performance Awards to eligible individuals in such amounts, on such terms and conditions, and for such consideration or such minimum considerations as may be required by applicable law, as it shall determine in its sole discretion. Cash-based Performance Awards may be granted subject to the satisfaction of vesting conditions or may be awarded purely as a bonus and not subject to restrictions or conditions, and if subject to vesting conditions, the Committee may accelerate the vesting of such Performance Awards at any time in its sole discretion. The grant of a cash-based Performance Award shall not require a segregation of any of the Company’s assets for satisfaction of the Company’s payment obligation thereunder.

Except as otherwise determined by the Committee with respect to cash awards, a participant must be a director, officer or employee of, or otherwise perform services for, the Company or its Subsidiaries at the end of the performance cycle in order to be entitled to payment of a Performance Award issued in respect of such cycle; provided, however, that except as otherwise determined by the Committee, if a participant ceases to be a director, officer or employee of, or to otherwise perform services for, the Company and its Subsidiaries upon his or her death, Disability or Retirement prior to the end of the performance cycle, the participant shall earn a proportionate portion of the Performance Award based upon the elapsed portion of the performance cycle and the Company’s performance over that portion of such cycle, provided that, with respect to any Performance Award intended to qualify as “performance-based” for purposes of Section 162(m) of the Code, payment of such portion of the Performance Award shall also be conditioned on satisfaction of the Performance Goals applicable to such Performance Award.

In the event of a Change in Control, a participant shall earn no less than the portion of the Performance Award that the participant would have earned if the applicable performance cycle(s) had terminated as of the date of the Change in Control.

10. Withholding Taxes.

(a) Participant Election. Unless otherwise determined by the Committee, a participant may elect to deliver shares of Common Stock (or have the Company withhold shares acquired upon exercise of an option or deliverable upon grant or vesting of restricted stock, as the case may be) to satisfy, in whole or in part, the minimum amount the Company is required to withhold for taxes in connection with the exercise of an option or the delivery of restricted stock upon grant or vesting, as the case may be. Such election must be made on or before the date the amount of tax to be withheld is determined. Once made, the election shall be irrevocable by the Participant. The fair market value of the shares to be withheld or delivered will be the Fair Market Value as of the date the amount of tax to be withheld is determined. In the event a participant elects to deliver or have the Company withhold shares of Common Stock pursuant to this Section 10(a), such delivery or withholding must be made subject to the conditions and pursuant to the procedures set forth in Section 6(b) with respect to the delivery or withholding of Common Stock in payment of the exercise price of options.

(b) Company Requirement. The Company may require, as a condition to any grant or exercise under the Plan or to the delivery of certificates for Shares issued hereunder, that the grantee make provision for the payment to the Company, either pursuant to Section 10(a) or this Section 10(b), of federal, state or local taxes of any kind required by law to be withheld with respect to any grant or delivery of Shares. The Company, to the extent permitted or required by law, shall have the right to deduct from any payment of any kind (including salary or bonus) otherwise due to a grantee, an amount equal to any federal, state or local taxes of any kind required by law to be withheld with respect to any grant or delivery of Shares under the Plan.

11. Written Agreement; Vesting.

Unless the Committee determines otherwise, each participant to whom a grant is made under the Plan shall enter into a written agreement with the Company that shall contain such provisions, including without limitation vesting requirements, consistent with the provisions of the Plan, as may be approved by the Committee. Unless the Committee determines otherwise and except as otherwise provided in Sections 6, 7, 8 and 9 in connection with a Change in Control or certain occurrences of termination, no grant under this Plan may be exercised, and no restrictions relating thereto may lapse, within six months of the date such grant is made.

12. Transferability.

Unless the Committee determines otherwise, no award granted under the Plan shall be transferable by a participant other than by will or the laws of descent and distribution or to a participant’s Family Member by gift or a qualified domestic relations order as defined by the Code. Unless the Committee determines otherwise, an option may be exercised only by the optionee or grantee thereof; by his or her Family Member if such person has acquired the option by gift or qualified domestic relations order; by the executor or administrator of the estate of any of the foregoing or any person to whom the option is transferred by will or the laws of descent and distribution; or by the guardian or legal representative of any of the foregoing; provided that Incentive Stock Options may be exercised by any Family Member, guardian or legal representative only if permitted by the Code and any regulations thereunder. All provisions of this Plan shall in any event continue to apply to any award granted under the Plan and transferred as permitted by this Section 12, and any transferee of any such award shall be bound by all provisions of this Plan as and to the same extent as the applicable original grantee.

13. Listing, Registration and Qualification.

If the Committee determines that the listing, registration or qualification upon any securities exchange or under any law of Shares subject to any option, performance award, restricted stock unit, deferred stock unit or restricted stock grant is necessary or desirable as a condition of, or in connection with, the granting of same or the issue or purchase of Shares thereunder, no such option may be exercised in whole or in part, no such performance award may be paid out, and no Shares may be issued, unless such listing, registration or qualification is effected free of any conditions not acceptable to the Committee.

14. Transfer of Employee.

The transfer of an employee from the Company to a Subsidiary, from a Subsidiary to the Company, or from one Subsidiary to another shall not be considered a termination of employment; nor shall it be considered a termination of employment if an employee is placed on military or sick leave or such other leave of absence which is considered by the Committee as continuing intact the employment relationship.

15. Adjustments.

In the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, distribution of assets, or any other change in the corporate structure or shares of the Company, the Committee shall make such adjustment as it deems appropriate in the number and kind of Shares or other property available for issuance under the Plan (including, without limitation, the total number of Shares available for issuance under the Plan pursuant to Section 4), in the number and kind of options, Shares, restricted stock units, deferred stock units or other property covered by grants previously made under the Plan, and in the exercise price of outstanding options; provided, however, that the Committee shall not be required to make any adjustment that would (i) require the inclusion of any compensation deferred pursuant to provisions of the Plan (or an Award thereunder) in a participant’s gross income pursuant to Section 409A of the Code and the regulations issued thereunder from time to time and/or (ii) cause any Award made pursuant to the Plan to be treated as providing for the deferral of compensation pursuant to such Code section and regulations. Any such adjustment shall be final, conclusive and binding for all purposes of the Plan. In the event of any merger, consolidation or other reorganization in which the Company is not the surviving or continuing corporation or in which a Change in Control is to occur, all of the Company’s obligations regarding awards that were granted hereunder and that are outstanding on the date of such event shall, on such terms as may be approved by the Committee prior to such event, be (a) canceled in exchange for cash or other property (but, with respect to vested deferred stock units, only if such merger, consolidation, other reorganization, or Change in Control constitutes a “change in ownership or effective control” of the Company or a “change in the ownership of a substantial portion” of the Company’s assets, as determined pursuant to regulations issued under Section 409A(a)(2)(A)(v) of the Code) or (b) assumed by the surviving or continuing corporation.

Without limitation of the foregoing, in connection with any transaction of the type specified by clause (iii) of the definition of a Change in Control in Section 2(e), the Committee may, in its discretion, (i) cancel any or all outstanding options under the Plan in consideration for payment to the holders thereof of an amount equal to the portion of the consideration that would have been payable to such holders pursuant to such transaction if their options had been fully exercised immediately prior to such transaction, less the aggregate exercise price that would have been payable therefor, or (ii) if the amount that would have been payable to the option holders pursuant to such transaction if their options had been fully exercised immediately prior thereto would be equal to or less than the aggregate exercise price that would have been payable therefor, cancel any or all such options for no consideration or payment of any kind. Payment of any amount payable pursuant to the preceding sentence may be made in cash or, in the event that the consideration to be received in such transaction includes securities or other property, in cash and/or securities or other property in the Committee’s discretion. The Committee may (but shall not be required to) impose limitations on the time or times at which any of those amounts are paid to the extent necessary to avoid the imposition of penalties under Section 409A(a)(1) of the Code on the payments.

16. Amendment and Termination of the Plan.

The Board of Directors or the Committee, without approval of the stockholders, may amend or terminate the Plan, except that no amendment shall become effective without prior approval of the stockholders of the Company if stockholder approval would be required by applicable law or regulations or by any listing requirement of the principal stock exchange on which the Common Stock is then listed.

17. Amendment or Substitution of Awards under the Plan.

The terms of any outstanding award under the Plan may be amended from time to time by the Committee in its discretion in any manner that it deems appropriate, including, but not limited to, acceleration of the date of exercise of any award and/or payments thereunder or of the date of lapse of restrictions on Shares (but only to the extent permitted by regulations issued under Section 409A(a)(3) of the Code); provided that, except as otherwise provided in Section 15, no such amendment shall adversely affect in a material manner any right of a participant under the award without his or her written consent, and provided further that the Committee shall not reduce the exercise price of any options awarded under the Plan without approval of the stockholders of the Company. The Committee may, in its discretion, permit holders of awards under the Plan to surrender outstanding awards in order to exercise or realize rights under other awards, but only if such surrender, exercise or realization (a) would not constitute a distribution of deferred compensation for purposes of Section 409A(a)(3) of the Code or (b) constitutes a distribution of deferred compensation that is permitted under regulations issued pursuant to Section 409A(a)(3) of the Code. Notwithstanding the foregoing, the Committee may only lapse or waive restrictions on the exercisability or vesting of any awards under the Plan in cases relating to death, Disability, Retirement or Change in Control. If the Committee discretionarily accelerates restrictions on the exercisability or vesting of any awards under the Plan, except in cases relating to death, Disability, Retirement or Change in Control, any shares issued or issuable under such awards will constitute Excluded Shares. Except in connection with an adjustment made in accordance with Section 15 of the Plan, the terms of any outstanding options granted under the Plan may not be amended to reduce the exercise price of such options or cancel, convert, exchange, replace, regrant, buyout, substitute or surrender outstanding options in exchange for cash in an amount greater than the excess of the fair market value of the stock underlying the option over the applicable exercise price, or options with an exercise price that is less than the exercise price of the original options, in each case without shareholder approval.

18. Company Recoupment of Awards.

The rights contained in this Plan shall be subject to (i) any right that the Company may have under any other Company recoupment policy or other agreement or arrangement with a participant, or (ii) any right or obligation that the Company may have regarding the clawback of incentive-based compensation under Section 10D of the Exchange Act, as amended (as determined by the applicable rules and regulations promulgated thereunder from time to time by the U.S. Securities and Exchange Commission) or other applicable law.

19. Commencement Date; Termination Date.

The Plan, as amended and restated, shall become effective on April 12, 2013, which is the date of its adoption by the Board, subject to the approval of the Plan by the stockholders of the Company in accordance with the requirements of the laws of the State of Delaware.

Unless previously terminated upon the adoption of a resolution of the Board terminating the Plan, the Plan shall terminate at the close of business on May 30, 2018, subject to the approval of the Plan by the stockholders of the Company in accordance with the requirements of the laws of the State of Delaware. No termination of the Plan shall materially and adversely affect any of the rights or obligations of any person, without his or her written consent, under any grant of options or other incentives theretofore granted under the Plan.

20. Severability.

Whenever possible, each provision of the Plan shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of the Plan is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of the Plan.

21. Governing Law.

The Plan shall be governed by the corporate laws of the State of Delaware, without giving effect to any choice of law provisions that might otherwise refer construction or interpretation of the Plan to the substantive law of another jurisdiction.

EXHIBIT A

PERFORMANCE GOALS

To the extent permitted under Section 162(m) of the Code, performance goals established for purposes of Awards intended to be “performance-based compensation” under Section 162(m) of the Code, shall be based on the attainment of certain target levels of, or a specified increase or decrease (as applicable) in one or more of the following performance goals:

•	Earnings per share;

•	Operating income;

•	Gross income;

•	Net income (before or after taxes);

•	Cash flow;

•	Gross profit;

•	Gross profit return on investment;

•	Gross margin return on investment;

•	Gross margin;

•	Operating margin;

•	Working capital;

•	Earnings before interest and taxes;

•	Earnings before interest, tax, depreciation and amortization;

•	Return on equity;

•	Return on assets;

•	Return on capital;

•	Return on invested capital;

•	Net revenues;

•	Gross revenues;

•	Revenue growth;

•	Annual recurring revenues;

•	Recurring revenues;

•	License revenues;

•	Sales or market share;

•	Total shareholder return;

•	Economic value added;

•

Specified objectives with regard to limiting the level of increase in all or a portion of the Company’s bank debt or other long-term or short-term public or private debt or other similar financial obligations of the Company, which may be calculated net of cash balances and/or other offsets and adjustments as may be established by the Committee in its sole discretion;

•	The fair market value of a share of Common Stock;

•	The growth in the value of an investment in the Common Stock assuming the reinvestment of dividends; or

•	Reduction in operating expenses.

With respect to Awards that are intended to qualify as “performance-based compensation” under Section 162(m) of the Code, to the extent permitted under Section 162(m) of the Code, the Committee may, in its sole discretion, also exclude, or adjust to reflect, the impact of an event or occurrence that the Committee determines should be appropriately excluded or adjusted, including:

(a)	Restructurings, discontinued operations, extraordinary items or events, and other unusual or non-recurring charges as described in Accounting Standards Codification 225-20, “Extraordinary and Unusual Items,” and/or management’s discussion and analysis of financial condition and results of operations appearing or incorporated by reference in the Company’s Form 10-K for the applicable year;

(b)	An event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management; or

(c)	A change in tax law or accounting standards required by generally accepted accounting principles.

Performance goals may also be based upon individual participant performance goals, as determined by the Committee, in its sole discretion. In addition, Awards that are not intended to qualify as “performance-based compensation” under Section 162(m) of the Code may be based on the performance goals set forth herein or on such other performance goals as determined by the Committee in its sole discretion.

In addition, such performance goals may be based upon the attainment of specified levels of Company (or subsidiary, division, other operational unit, administrative department or product category of the Company) performance under one or more of the measures described above relative to the performance of other corporations. With respect to Awards that are intended to qualify as “performance-based compensation” under Section 162(m) of the Code, to the extent permitted under Section 162(m) of the Code, but only to the extent permitted under Section 162(m) of the Code (including, without limitation, compliance with any requirements for stockholder approval), the Committee may also:

(a)	Designate additional business criteria on which the performance goals may be based; or

(b)	Adjust, modify or amend the aforementioned business criteria.

RUTH’S HOSPITALITY GROUP, INC. 1030 W. CANTON AVENUE SUITE 100 WINTER PARK, FLORIDA 32789	VOTE BY INTERNET - www.proxyvote.com

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RUTH’S HOSPITALITY GROUP, INC.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:		☐	☐	☐

1.	Election of Directors
Nominees
	01) Michael P. O’Donnell	04) Bannus B. Hudson
	02) Robin P. Selati	05) Robert S. Merritt
	03) Carla R. Cooper	06) Alan Vituli

The Board of Directors recommends you vote FOR the following proposals:							For	Against	Abstain
2.	Amendment to the Ruth’s Hospitality Group, Inc. Amended and Restated 2005 Long-Term Equity Incentive Plan.						☐	☐	☐
3.	Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal year 2013.						☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address change/comments, mark here.				☐
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Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

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M59085-P39092

RUTH’S HOSPITALITY GROUP, INC.

PROXY SOLICITED ON BEHALF OF BOARD OF DIRECTORS

FOR ANNUAL MEETING OF STOCKHOLDERS

MAY 30, 2013

The undersigned, having received the Notice of Annual Meeting of Stockholders and Proxy Statement, appoints Michael P. O’Donnell and Arne G. Haak, and each or any of them, as proxies, with full power of substitution and resubstitution, to represent the undersigned and to vote all shares of stock of Ruth’s Hospitality Group, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company and any and all adjournments or postponements thereof to be held on May 30, 2013, beginning at 1:00 P.M. local time, at Mitchell’s Fish Market, Winter Park Village, 460 North Orlando Avenue, Suite 122, Winter Park, Florida 32789.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” ALL THE NOMINEES LISTED IN PROPOSAL 1 AND “FOR” PROPOSALS 2 AND 3.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side